UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

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Entergy Corporation
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Entergy Corporation 639 Loyola Avenue New Orleans, LA 70113

Notice of Annual Meeting of Shareholders

New Orleans, Louisiana

March 27, 2013

To the Shareholders of ENTERGY CORPORATION:

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

Date:	Friday, May 3, 2013
Time:	10:00 a.m.
Place:	The Peabody Hotel
3 Statehouse Plaza
Little Rock, Arkansas 72201

MATTERS TO BE VOTED ON:

1.	Election of the director nominees identified in the Proxy Statement that accompanies this notice.

2.	Ratification of Appointment of Deloitte & Touche LLP as independent registered public accountants for 2013.

3.	An advisory vote to approve named executive officer compensation.

4.	Two shareholder proposals if properly presented at the meeting

5.	Such other business as may properly come before the meeting.

All shareholders are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, we urge you to vote your shares via the toll-free number or over the Internet, as described in the enclosed materials. If you receive a copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided.

Only shareholders of record as of the close of business on March 5, 2013 are entitled to receive notice of, to attend and to vote at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDERS MEETING TO BE HELD ON MAY 3, 2013

This Proxy Statement and our 2012 Annual Report to Shareholders are available at: http://www.entergy.com/investor_relations/2012_publications.aspx.

Marcus V. Brown

Senior Vice President and General Counsel

PROXY STATEMENT

We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors of Entergy Corporation for our 2013 Annual Meeting of Shareholders and for any adjournment or postponement of the meeting (“Annual Meeting”). In this Proxy Statement, we refer to Entergy Corporation as “Entergy,” “the Company,” “we,” “our” or “us.”

We are holding the Annual Meeting at 10:00 a.m., Friday, May 3, 2013, at The Peabody Hotel, 3 Statehouse Plaza, Little Rock, Arkansas 72201. We intend to mail this Proxy Statement and a proxy card to shareholders starting on or about March 27, 2013.

INFORMATION ABOUT THE ANNUAL MEETING

Who is entitled to vote at the Annual Meeting?

Holders of our common stock at the close of business on March 5, 2013, the record date for the meeting, can vote their shares at the Annual Meeting. On that date, we had 178,444,349 common shares outstanding and entitled to vote. Each common share is entitled to one vote on each matter properly brought before the meeting.

Do I need a ticket to attend the Annual Meeting?

No. If you are a shareholder of record, you need only present a form of personal identification to be admitted to the meeting. If your shares are held beneficially in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to shareholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote. If your shares are held in an employee savings plan, you must present your employee identification badge.

What is the difference between owning shares as a shareholder of record and as a beneficial owner?

You may own common shares in one or more of the following ways:

•	directly in your name as the shareholder of record;
•	indirectly through a broker, bank or other holder of record in “street name;” or
•	indirectly in one of the Company’s qualified employee savings plans (“Savings Plans”).

If your shares are registered directly in your name, you are the holder of record of these shares and you have the right to give your proxy directly to us, to give your voting instructions by telephone or by the Internet, or to vote in person at the Annual Meeting. If you hold your shares in street name, your broker, bank or other holder of record is sending these proxy materials to you. As a holder in street name, you have the right to direct your broker, bank or other holder of record how to vote by filling out a voting instruction form that accompanies your proxy materials. If your shares are held in one of the Savings Plans, see “How do I vote shares held under the Savings Plans?” below.

How do I vote?

Your vote is important. We encourage you to vote promptly. Internet and telephone voting is available through 11:59 p.m. Eastern Time on Tuesday, April 30, 2013 for shares held in the Savings Plans and through 11:59 p.m. Eastern Time on Thursday, May 2, 2013 for all other shares. You may vote in one of the following ways:

By Telephone.  If you are located in the United States or Canada, you can vote your shares by calling 1-800-690-6903 and following the instructions on the proxy card. You may vote by telephone 24 hours a day. You will be able to confirm that the system has properly recorded your votes. If you vote by telephone, you do not need to return your proxy card.

By Internet.  You can also vote your shares over the Internet at www.proxyvote.com. If you hold your shares in street name, please follow the Internet voting instructions that accompany your proxy materials. You may vote on the Internet 24 hours a day. As with telephone voting, you will be able to confirm that the system has properly recorded your votes. If you vote on the Internet, you do not need to return your proxy card or your voting instruction form.

By Mail.  If you received your proxy materials by mail, you can vote by marking, dating, and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you hold your shares in street name, please complete and mail the voting instruction form as indicated on such form.

At the Annual Meeting.  If you hold your shares in street name, you must obtain a proxy, executed in your favor, from the holder of record if you wish to vote these shares at the Annual Meeting.

All shares that have been properly voted and not revoked will be voted at the meeting. If you sign and return your proxy card without any voting instructions, your shares will be voted as the Board of Directors recommends.

What if I change my mind after I vote my shares?

If you are a shareholder of record, you can revoke your proxy before it is exercised by:

•	written notice to the Secretary of the Company;
•	timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or
•	voting by ballot at the Annual Meeting.

If you hold your shares in street name, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

How do I vote shares held under the Savings Plans?

If you participate in one of the Company’s Savings Plans, your proxy card includes the number of shares credited to your account under that plan as of the record date. To allow sufficient time for the trustee to vote, the trustee must receive your voting instructions by 11:59 p.m. Eastern Time, on April 30, 2013. If the trustee does not receive your instructions by that date, the trustee will vote your shares in the same proportion of votes that the trustee receives from the other participants who did vote, except as may be otherwise required by law.

Is my vote confidential?

We maintain the confidentiality of the votes of individual shareholders. We do not disclose these votes to any member of management, unless we must disclose them for legal reasons. However, if a shareholder writes a comment on the proxy card, we will forward the comment to management. In reviewing the comment, management may learn how the shareholder voted. In addition, the Inspectors of Election and selected employees of our independent tabulating agent may have access to individual votes in the normal course of counting and verifying the vote.

What are the voting requirements to elect directors and approve each of the proposals discussed in this Proxy Statement?

Quorum.  We will have a quorum and will be able to conduct the business of the Annual Meeting if the holders of a majority of the votes that shareholders are entitled to cast are present at the meeting, either in person or by proxy. Abstentions and “broker non-votes” (see below) are counted as present for purposes of determining a quorum.

Votes Required for Proposals.  To elect directors and adopt the other proposals, the following proportion of votes is required:

•

Directors. In the election of directors, each director will be elected by the vote of the majority of votes cast with respect to that director nominee. A majority of votes cast means that the number of votes cast “For” a nominee’s election must exceed the number of votes cast “Against” such nominee’s election. A director who fails to receive a majority “For” vote will be required to tender his or her resignation to the Board of Directors for consideration. For additional information, see “Corporate Governance – Corporate Governance Principles and Practices – Majority Voting in Director Elections.”

•

Independent Registered Public Accountants. To ratify the appointment of our independent registered public accountants, we must receive the affirmative vote of a majority of the shares entitled to vote on the matter and present in person at the Annual Meeting or represented by proxy.

•

Advisory Vote to Approve Named Executive Officer Compensation. The approval of the non-binding vote on executive compensation requires the affirmative vote of a majority of the shares entitled to vote on the matter and present in person at the Annual Meeting or represented by proxy.

•

Shareholder Proposals. To adopt either of the shareholder proposals, we must receive the affirmative vote of a majority of the shares entitled to vote on the matter and present in person at the Annual Meeting or represented by proxy.

Who counts the votes?

We have engaged Broadridge Financial Solutions, Inc. as our independent agent to receive and tabulate votes at the Annual Meeting. Broadridge will separately tabulate “For” and “Against” votes, abstentions and broker non-votes. Broadridge has also been retained to be our election inspector to certify the results, determine the existence of a quorum and the validity of proxies and ballots, and perform any other acts required under the Delaware General Corporation Law.

A vote to “Abstain” will, pursuant to the Company’s Bylaws, not have any effect with respect to the election of directors. It will, however, have the effect of a vote Against the other proposals.

Could other matters be decided at the Annual Meeting?

As of the date of this Proxy Statement, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration, the Proxy Committee appointed by the Board of Directors (the persons named in your proxy card if you are a shareholder of record) will have the discretion to vote on those matters for you.

What happens if I do not submit voting instructions to my broker?

If a proposal is considered, pursuant to New York Stock Exchange (“NYSE”) rules, to be routine, a broker or other entity holding shares for an owner in street name may vote for the proposal without receiving voting instructions from the owner. If a proposal is not routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote on a proposal because the proposal is not routine and the owner does not provide any instructions. For purposes of our Annual Meeting, we understand that the proposal relating to the ratification of the appointment of our independent registered public accountants will be treated as a routine item, but all other proposals will not be deemed routine items. Broker non-votes will not have an impact on the outcome of any proposal to be voted on at the Annual Meeting.

Who will pay for the cost of the proxy solicitation?

We will pay the expenses of soliciting proxies. Our directors, officers or employees may solicit proxies for us in person, or by telephone, facsimile or electronic transmission. We have hired Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902 to help us distribute and solicit proxies. We will pay Morrow $14,500, plus expenses, for these services.

CORPORATE GOVERNANCE

Board of Directors

As of March 27, 2013, there were 11 members of the Board of Directors:

Maureen S. Bateman	Donald C. Hintz	William A. Percy, II
Leo P. Denault Chairman and Chief Executive Officer	Stuart L. Levenick	W. J. “Billy” Tauzin
Gary W. Edwards Presiding Director	Blanche Lambert Lincoln	Steven V. Wilkinson
Alexis M. Herman	Stewart C. Myers

The nominees for election to the Board of Directors at the Annual Meeting include all of our current directors, except for William A. Percy, II who will not stand for re-election at the Annual Meeting. For additional information concerning the background and qualifications of the director nominees, see “Matters Requiring Shareholder Action – Proposal 1 - Election of Directors.”

Board Meetings and Committees

The Board provides oversight with respect to our overall performance, strategic direction and key corporate policies. It approves major initiatives, advises on key financial and business objectives, and monitors progress with respect to these matters. Members of the Board are kept informed of our business by various reports and documents provided to them on a regular basis, including operating and financial reports made at Board and Committee meetings by the Chairman and Chief Executive Officer and other officers. The Board met 15 times in 2012. Each incumbent member of the Board attended at least 75% of the total number of meetings of the Board and the committees on which he or she served. We encourage, but do not require, our Board members to attend annual meetings of shareholders. All of our Board members then in office attended our 2012 Annual Meeting of Shareholders.

The Board has six standing committees: Audit, Corporate Governance, Personnel, Finance, Nuclear and Executive. The charters of the Audit, Corporate Governance and Personnel Committees are available on the Company’s Investor Relations website at http://www.entergy.com/investor_relations/corporate_governance.aspx and in print to any shareholder who requests them from the Secretary of the Company.

The following table summarizes the responsibilities of the Board committees:

Committee	Primary Responsibilities
Audit Committee	The Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements. In addition, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to our compliance with legal and regulatory requirements, including our disclosure controls and procedures; the independent registered public accounting firm’s qualifications and independence; and the performance of our internal audit function and independent registered public accounting firm. For information about the Audit Committee’s policy regarding independent auditor service, see “Audit Committee Guidelines for Pre-Approval of Independent Auditor Services” on page 62 of this Proxy Statement.
Corporate Governance Committee	The Corporate Governance Committee is responsible for developing policies and practices relating to corporate governance and reviewing compliance with the Company’s Corporate Governance Guidelines; recommending the director nominees for approval by the Board and the shareholders; and establishing and implementing self-evaluation procedures for the Board and its committees.
Personnel Committee	The Personnel Committee is responsible for developing and implementing compensation policies and programs for our executive officers, including any employment agreement with an executive officer; evaluating the performance of our Chairman and Chief Executive Officer; and reporting, at least annually, to the Board on succession planning, including succession planning for the Chief Executive Officer.
Finance Committee	The Finance Committee is responsible for reviewing and making recommendations to the Board regarding our financial policies, strategies, and decisions; reviewing our investing activities; and reviewing and making recommendations to the Board with respect to significant investments.
Nuclear Committee	The Nuclear Committee is responsible for providing non-management oversight and review of all of the Company’s nuclear generating plants; focusing on safety, operating performance, operating costs, staffing and training; and consulting with management concerning internal and external nuclear-related issues.
Executive Committee	The Board has established the Executive Committee, which is authorized to act for the Board on all matters other than those matters specifically reserved by Delaware law to the entire Board.

In the following table, we provide the current members of each of the committees and the number of meetings held in 2012.

Name	Audit (1)	Corporate Governance (2)	Personnel (3)(4)	Finance (4)	Nuclear	Executive
Maureen S. Bateman*	X		Chair		X
Leo P. Denault						Chair
Gary W. Edwards*		X	X			X
Alexis M. Herman*		Chair	X
Donald C. Hintz*				X	Chair	X
Stuart L. Levenick*	X			Chair		X
Blanche L. Lincoln*	X	X
Stewart C. Myers*			X	X
William A. Percy, II*		X			X
W. J. “Billy” Tauzin*		X		X
Steven V. Wilkinson*	Chair				X
Number of Meetings	13	11	9	6	5	0

*	Independent Director

(1)	Each member of the Audit Committee meets the requirements of the NYSE, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Company’s Corporate Governance Guidelines. All of the members of the Audit Committee are financially literate, knowledgeable and qualified to review financial statements. The Audit Committee’s designated “financial expert,” as such term is defined by the rules of the Securities and Exchange Commission (“SEC”), is Steven V. Wilkinson.

(2)	Each member of the Corporate Governance Committee meets the requirements of the NYSE and the Company’s Corporate Governance Guidelines.

(3)	Each member of the Personnel Committee meets the requirements of the NYSE, the Internal Revenue Code of 1986, as amended (the “Code”), and the Company’s Corporate Governance Guidelines.

(4)	During 2012, the Personnel Committee and the Finance Committee met once in joint session.

Director Independence

A director is considered independent if the Board affirmatively determines that he or she has no material relationship with the Company and otherwise satisfies the independence requirements of the NYSE. A director is “independent” under the NYSE listing standards if the Board affirmatively determines that the director has no material relationship with us directly or as a partner, shareholder or officer of an organization that has a relationship with us. The Board of Directors has reviewed information concerning each of its non-employee members to determine compliance with the independence standards established by the NYSE. The Board has affirmatively determined that each of our non-employee directors is independent within the meaning of the rules of the NYSE. In making this determination, the Board considered Mr. Percy’s service as the non-compensated, non-executive chair of the Board of Directors of Hope Enterprise Corporation, a non-profit community development financial institution, that provides financial products and services in Arkansas, Louisiana and Mississippi. In 2010, one of our subsidiaries renewed a $1,500,000 loan to a for-profit subsidiary of Hope Enterprise Corporation. Mr. Percy is a director of the subsidiary, but is not an officer or employee of Hope Enterprise Corporation or any of its subsidiaries.

The Board has determined that each member of the Audit Committee has no material relationship with us and is otherwise independent under the rules of the NYSE. In addition, all Audit Committee members must meet the heightened standards for independence for audit committee members imposed by the SEC and the NYSE.

Under those heightened standards, a director may not serve on the Audit Committee if the director (i) receives any consulting, advisory, or other compensatory fees from us (other than in his or her capacity as a director) or (ii) is our affiliate or the affiliate of any of our subsidiaries. Each member of our Audit Committee satisfies these heightened standards. No director may serve as a member of the Audit Committee if that director serves on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of that director to effectively serve on the Audit Committee.

Corporate Governance Principles and Practices

Corporate Charters and Ethics Policies. Our Corporate Governance Guidelines, Certificate of Incorporation, Bylaws and Board committee charters form the framework of our corporate governance. In addition, we have adopted a Code of Business Conduct and Ethics for the members of our Board of Directors, a Code of Business Conduct and Ethics for our employees and a Code of Entegrity, which sets forth the ethical responsibilities of our employees, officers and representatives.

Our Corporate Governance Guidelines, the charters of our Audit, Corporate Governance and Personnel Committees, and our ethics guidelines, including any amendments, are available at http://www.entergy.com/investor_relations/corporate_governance.aspx and in print to any shareholder who requests a copy from the Secretary of the Company.

Board Independence. Our Corporate Governance Guidelines state that the Board of Directors should include a substantial majority of non-employee directors and a majority of independent directors. Under our Corporate Governance Guidelines, no director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company (directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In addition, the Board of Directors applies the independence tests specified in the rules of the NYSE. For additional information, see “Corporate Governance – Director Independence.”

Executive Sessions of the Board of Directors. The non-employee directors meet in executive session (separate from management) at least four times a year. In addition, if there are any non-employee directors who are not independent, the independent directors meet in executive session at least once a year. The non-employee directors met in executive session 6 times in 2012.

Board Leadership Structure and Risk Oversight. Our Company is led by Leo P. Denault, who has served as Chief Executive Officer and Chairman of the Board since February 2013. Mr. Denault succeeded J. Wayne Leonard who retired as Chief Executive Officer and Chairman of the Board effective February 1, 2013. Our Board is composed of Mr. Denault and 10 independent directors. Our Corporate Governance Guidelines require that when the roles of Chairman of the Board and the Chief Executive Officer are combined, the Board of Directors appoints from among its independent members a Presiding Director. The Presiding Director is recommended by the Corporate Governance Committee and appointed by a majority of the independent members of the Board of Directors. The Presiding Director, subject to his or her annual election to the Board of Directors, serves for a term of three years. The Company’s Presiding Director currently is Gary W. Edwards.

Under our Corporate Governance Guidelines, the Presiding Director has the following responsibilities:

•	Presides at executive sessions of independent directors and all meetings of the Board at which the Chairman of the Board and Chief Executive Officer is not present;
•	Serves as a liaison with the Chairman of the Board and Chief Executive Officer when requested by the independent directors;
•	Reviews and advises on Board meeting agendas (and consults with the Chairman of the Board and Chief Executive Officer on the preparation of agendas);

•	May call meetings of the independent directors;
•

Provides feedback from the Board to the Chairman of the Board and the Chief Executive Officer following each executive session of independent directors and, together with the Chair of the Personnel Committee, provides the Chairman of the Board and Chief Executive Officer with an annual performance review; and

•	Undertakes such additional responsibilities as the Board of Directors may assign, and the Presiding Director may accept.

We believe that having a combined Chairman/Chief Executive Officer, independent chairs for each of our Board committees and an independent Presiding Director provides the right form of leadership for our Company. This leadership structure is commonly utilized by other public companies and we believe that it has been an effective structure for us because it facilitates swift and effective decision making and helps to assure that the Company speaks with one voice, while at the same time encouraging open and constructive dialogue among Board members.

We believe that the Board of Directors provides effective oversight of the risks we face and our risk assessment and risk management processes. In accordance with NYSE requirements, our Audit Committee has the primary responsibility for overseeing risk management. To assist the Audit Committee in discharging its oversight responsibility, management provides the committee with regular reports on environmental compliance, corporate compliance, significant legal matters, the Company’s insurance programs, and market and credit risk. Our standing Board committees also regularly consider risks arising within their respective functional areas of responsibility, with broad operational risks reviewed by the full Board. Thus, under their respective committee charters, the Finance Committee evaluates risks associated with strategic decisions and major transactions; the Audit Committee reviews risks relating to the financial reporting process and the Company’s internal controls; the Corporate Governance Committee considers risks relating to the Company’s corporate governance and legislative and regulatory policy; the Personnel Committee considers risks relating to compensation, safety, employee matters and succession planning; and the Nuclear Committee considers risks relating to safety and other matters unique to our nuclear fleet. Each of these committees receives regular reports from management which assist it in its oversight of risk in its respective area of responsibility.

Board Evaluation Process. The Board conducts a self-evaluation process at least annually to determine whether it and its committees are functioning effectively. This process is overseen by the Corporate Governance Committee.

Mandatory Resignation upon Change in Professional Circumstances. Under our Corporate Governance Guidelines, non-employee directors should submit their resignations when either their employment or the major responsibilities they held when they joined the Board changes. Based on the recommendation of the Corporate Governance Committee, the Board reviews the appropriateness of the director’s nomination for re-election to the Board under these circumstances.

Mandatory Director Retirement and Term Limits. Under our Corporate Governance Guidelines, a person may not be nominated for election or re-election to the Board if he or she has reached the age of 74 on or before January 1 of the year in which such person would be elected or re-elected, unless specifically recommended to serve beyond the age of 74 by the Corporate Governance Committee and approved by the Board of Directors. The Company does not have term limits for its directors. Instead, our Board addresses the suitability for continued service as a director upon the expiration of each director’s term.

Succession Planning for the Chief Executive Officer. The Personnel Committee reports on at least an annual basis to the Board on succession planning. Our succession planning is intended to include appropriate contingencies for the unexpected retirement or incapacity of the Chief Executive Officer.

Director Orientation and Continuing Education. The Corporate Governance Committee specifies the desired components of new director orientation and makes periodic recommendations concerning the continuing education of all Board members.

Director Stock Ownership Guidelines. The Board of Directors believes the alignment of directors’ interests with those of shareholders is strengthened when Board members are also shareholders. The Board of Directors therefore requires that all non-employee directors, within three years of being first elected, own shares or units of Entergy common stock having a market value of at least four times their annual cash retainer. A review of non-employee director stock ownership was conducted at the December 2012 Corporate Governance Committee meeting. The Committee determined that all of our non-employee directors satisfied these guidelines, as all non-employee directors who had been members of the Board for a least three years held the requisite number of shares or units.

Executive Officer Stock Ownership Guidelines. The Personnel Committee has adopted stock ownership guidelines applicable to the Company’s executive officers. Our guidelines require an executive officer to achieve and maintain a level of stock ownership equal to a specified multiple of his or her salary. For more information about the stock ownership guidelines applicable to our executive officers, see “Compensation Discussion and Analysis-Compensation Program Administration – Stock Ownership Guidelines.”

Majority Voting in Director Elections. Our Bylaws require each director to be elected by a majority of the votes cast with respect to such director in uncontested elections (the number of shares voted “For” a director must exceed the number of votes cast “Against” that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

Political Contributions. We are committed to participating constructively in the political and legislative process, as we believe participation is essential to our Company’s long-term success. Our participation in the political and legislative process includes contributions to political organizations and lobbying activity in a manner that is compliant with all applicable laws and reporting requirements. We have established effective governance processes including oversight by our governmental affairs department, and in 2013, our Board amended our policy governing political contributions made by our Company to include governance of our lobbying activity and to expand disclosure about our political contributions and lobbying activities.

We produce an annual report that discloses our political contributions to candidates for election to political office, political parties, political committees and political entities organized under Section 527 of the Code and the portion of annual dues or payments made by Entergy to all trade associations in excess of $50,000 that are not deductible under Section 162(e)(1) of the Code. The report also includes information regarding Entergy’s sponsorship of the Entergy Corporation Political Action Committee (“ENPAC”) and Entergy Corporation Political Action Committee – New York (“ENPAC-NY”), their purposes and governance mechanisms and states that information about ENPAC’s and ENPAC-NY’s activities can be found on the Federal Elections Commission and the New York State Board of Elections websites. Future reports will include information about our contributions to entities organized under 501(c)(4) of the Code and our lobbying activities. Please see our website at http://www.entergy.com/investor_relations/corporate_governance.aspx for a copy of the annual report and more information about the ways in which we participate in the political process.

Review of Transactions with Related Persons. Our Board of Directors has adopted written policies and procedures for the review, approval or ratification of any transaction involving an amount in excess of $120,000 in which any director or executive officer of the Company, any nominee for director, or any immediate family member of the foregoing has or will have a material interest as contemplated by Item 404(a) of Regulation S-K (“Related Party Transactions”). Under these policies and procedures, the Corporate Governance Committee or a subcommittee of the Board of Directors consisting entirely of independent directors reviews the transaction and either approves or rejects the transaction after taking into account the following factors:

•	Whether the proposed transaction is on terms that are at least as favorable to the Company as those achievable with an unaffiliated third party;

•	Size of the transaction and amount of consideration;
•	Nature of the interest;
•	Whether the transaction involves a conflict of interest;
•	Whether the transaction involves services available from unaffiliated third parties; and
•	Any other factors that the Corporate Governance Committee or subcommittee deems relevant.

The policy does not apply to (a) compensation and related party transactions involving a director or an executive officer solely resulting from that person’s service as a director or employment with the Company so long as the compensation is approved by the Board of Directors (or an appropriate committee), (b) transactions involving the rendering of services as a public utility at rates or charges fixed in conformity with law or governmental authority or (c) any other categories of transactions currently or in the future excluded from the reporting requirements of Item 404(a) of Regulation S-K.

TRANSACTIONS WITH RELATED PERSONS

Since December 31, 2011, neither the Company nor any of its affiliates has participated in any Related Party Transaction.

COMMUNICATION WITH THE BOARD OF DIRECTORS

We believe that communication between the Board of Directors and the Company’s shareholders and other interested parties is an important part of the corporate governance process. The independent members of the Board of Directors of the Company have adopted the following communication policy:

Shareholders and other interested parties may communicate with the Board or individual directors, including non-management directors, by writing to them in care of the Presiding Director at the following address:

Presiding Director

Entergy Corporation

639 Loyola Avenue

P.O. Box 61000

New Orleans, LA 70161

E-mail: etrbod@entergy.com

The following types of communications will not be forwarded to the directors:

•	Spam
•	Junk mail and mass mailings;
•	Service complaints;
•	Service inquiries;
•	New service suggestions;
•	Resumes and other forms of job inquiries;
•	Surveys;
•	Business solicitations and advertisements; or
•	Requests for donations and sponsorships.

Except as provided above, our Secretary forwards communications sent in accordance with the above instructions to the Board or to any individual director(s) to whom the communication is directed unless the communication is threatening, illegal or similarly inappropriate. The Secretary periodically advises the Presiding Director of significant communications received from shareholders and other interested parties.

NOMINATION OF DIRECTORS

The Corporate Governance Committee has not established any minimum qualifications that must be met by director candidates or identified any specific qualities or skills that it believes our directors must possess. The Committee’s policy regarding consideration of potential director nominees acknowledges that choosing a Board member involves a number of objective and subjective assessments, many of which are difficult to quantify or categorize. The Committee seeks to nominate candidates with superior credentials, sound business judgment, and the highest ethical character. The Committee also will take into account the candidate’s relevant experience with businesses or other organizations of comparable size to the Company and seeks to identify candidates whose experience will add to the collective experience of the Board. The Committee believes the Board should reflect a diversity of backgrounds and experiences in various areas, including age, gender, race, geography and specialized experience, and candidates are assessed to determine the extent to which they would contribute to that diversity. The Committee also seeks to confirm that candidates are not disqualified from serving on the Board under applicable legal or regulatory requirements and evaluates candidates’ independence, as that term is defined under applicable legal and regulatory requirements. The Corporate Governance Committee annually evaluates the effectiveness of its policy and procedures for the evaluation of director candidates.

The Corporate Governance Committee does not have any single method for identifying director candidates but will consider candidates suggested by a wide range of sources including director candidates recommended by our shareholders. Shareholders wishing to recommend a candidate to the Corporate Governance Committee should do so by submitting the recommendation in writing to our Secretary at 639 Loyola Avenue, P.O. Box 61000, New Orleans, LA 70161, and it will be forwarded to the Corporate Governance Committee members for their consideration. Any recommendation should include:

•	the number of shares of the Company held by the shareholder;
•	the name and address of the candidate;
•

a brief biographical description of the candidate, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above; and

•	the candidate’s signed consent to serve as a director if elected and to be named in the Proxy Statement.

Once the Corporate Governance Committee receives the recommendation, it may request additional information from the candidate about the candidate’s independence, qualifications and other information that would assist the Corporate Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our Proxy Statement, if nominated. The Corporate Governance Committee will apply the same standards in considering director candidates recommended by shareholders as it applies to other candidates.

Leo P. Denault was elected as Chairman of the Board in August 2012, effective February 1, 2013. Mr. Denault was elected to succeed J. Wayne Leonard after Mr. Leonard informed the Board that he wished to retire in 2013. Mr. Denault was elected as a result of the succession planning process that the Personnel Committee has in place to ensure continuity of the Company’s leadership once an executive officer notifies the Personnel Committee of his or her desire to cease service with the Company. The Personnel and the Corporate Governance Committees considered Mr. Denault’s expertise within the utility industry and his length of service with the Company as well as their firsthand knowledge of his senior management capabilities. At the conclusion of this process, the Corporate Governance Committee unanimously recommended that Mr. Denault be elected as Chairman.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and any persons owning more than ten percent of Entergy’s common stock, to file with the SEC and NYSE initial reports of beneficial ownership and certain changes in that beneficial ownership, with respect to the equity securities of Entergy. We prepare and file these reports on behalf of our directors and executive officers. Based solely on a review of these forms filed with the SEC and written representations from the reporting persons that no Form 5 was required, the Company believes all reports were timely filed in 2012.

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we discuss and analyze the compensation earned by the following Named Executive Officers in 2012:

Name	Title as of December 31, 2012
J. Wayne Leonard	Chairman of the Board and Chief Executive Officer
Leo P. Denault	Executive Vice President and Chief Financial Officer
Mark T. Savoff	Executive Vice President and Chief Operating Officer
Richard J. Smith	President, Entergy Wholesale Commodity Business
Roderick K. West	Executive Vice President and Chief Administrative Officer

We believe the executive pay programs described in this section and in the accompanying tables have played a material role in our ability to drive strong financial and operational results and to attract and retain a highly experienced and successful management team. Compensation data for each Named Executive Officer appear in the summary compensation and other tables following this section.

Executive Summary

Our Pay for Performance Philosophy

Entergy’s executive compensation programs are based on a philosophy of pay-for-performance that is embodied in the design of our annual and long-term incentive plans. Our annual incentive plan incentivizes and rewards the achievement of operational and financial metrics that are deemed by the Personnel Committee to be consistent with the overall goals and strategic direction that the Board has set for the Company. Our long-term incentive programs further align the interests of our executives and our stockholders by directly tying the value of the equity awards granted to executives under these programs to the performance of our stock price and our total shareholder return in relation to our peers.

Application of Pay-for-Performance Philosophy

2012 Performance and Incentive Compensation

Pay outcomes for our Named Executive Officers during 2012 demonstrated the application of our pay-for-performance philosophy. Approximately 80% of the annual target compensation of our Chief Executive Officer (excluding non-qualified supplemental retirement income) is “at risk” compensation, with the substantial majority of this “at risk” compensation consisting of awards under our Executive Annual Incentive Plan or Annual Incentive Plan and our Long-Term Performance Unit Program. Awards under our Annual Incentive Plan are tied to our operational and financial performance through the Entergy Achievement Multiplier, which is the performance metric used to determine the funding of awards under the Annual Incentive Plan. For 2012, the Entergy Achievement Multiplier was determined based in equal part on our success in achieving our earnings per share and operating cash flow goals. These goals were set at the beginning of the year based on the Company’s financial plan and the Board’s overall goals for the Company and were consistent with its published earnings guidance.

For 2012, the Committee determined that management had exceeded its earnings per share goal of $5.80 per share by $0.23 per share, while falling short of its operating cash flow goal of $3.24 billion by $165 million,1 in each case after excluding from as-reported results: (i) special items for costs associated with the Company’s planned spin-merge transaction with ITC Holdings Corp. (the “ITC Transaction”) and an asset impairment taken in relation to the Vermont Yankee nuclear plant, and certain related benefits to operational earnings resulting from the Vermont Yankee impairment; and (ii) the effects on earnings per share and operating cash flow of Hurricane Isaac, which struck the Company’s service territory in August 2012. These adjustments were consistent with the Committee’s view that, in general, management’s performance for purposes of determining Annual Incentive Plan awards should be measured against operational results, subject to adjustment in appropriate circumstances for unusual or extraordinary events or performance. Based on this performance and the recommendation of the Finance Committee and the full Board of Directors (excluding the Chairman and Chief Executive Officer), the Personnel Committee certified an Entergy Achievement Multiplier of 104% for 2012, consistent with the strong operational results achieved by the Company, despite the significant challenges posed in 2012, including historically low wholesale power prices and regulatory challenges and uncertainty related to the Company’s wholesale nuclear plants. This compares with an Entergy Achievement Multiplier of 128% for 2011, when the Company exceeded its earnings per share target by a significantly greater margin than in 2012.

The Committee further exercised its discretion with respect to individual awards to the Chief Executive Officer and other members of the Office of the Chief Executive to reduce the payouts to each such officer under the Annual Incentive Plan from 104% of target to 95% of target. The Committee made this adjustment based on its determination that despite the many important accomplishments of management in 2012 and the Company’s strong operational performance, senior management had not fully met the Committee’s expectations with respect to the Company’s safety performance. As a result of this adjustment and the somewhat lower Entergy Achievement Multiplier, our Named Executive Officers received substantially lower awards for 2012 than for 2011. Our Chief Executive Officer received a payout for 2012 equal to 114% of his base salary as compared to a payout for 2011 equal to 154% of base salary, while our other Named Executive Officers received payouts for 2012 equal to 66% of their base salaries as compared to payouts for 2011 equal to 90% of their base salaries. For additional information concerning our Annual Incentive Plan, see “Executive Compensation Elements – Short-Term Compensation – Annual Incentive Plan” beginning on page 20.

Despite strong operational performance in 2012, our total shareholder return continued to fall below the Board’s expectations and the objectives of management. Under our Long-Term Performance Unit Program, a substantial portion of targeted executive officer pay is tied directly to our total shareholder return. Under this program, we measure performance over a three year period by assessing Entergy’s total shareholder return in relation to the total shareholder return of the companies included in the Philadelphia Utility Index, with payouts based solely on relative performance. We measure performance based on total shareholder return because it encourages our executives to deliver superior shareholder value in relation to our peers and rewards not just stock price appreciation, but also the ability to deliver significant dividends to shareholders. Our total shareholder return for 2012 was in the bottom quartile of the Philadelphia Utility Index for the 2010-2012 performance period, which resulted in a zero payout for the performance units granted in 2010. For additional information concerning our long-term compensation program, see “Executive Compensation Elements – Long-Term Compensation – Performance Unit Program” beginning on page 23.

[1]	See Appendix A for a reconciliation of non-GAAP financial measures to GAAP results.

These results clearly demonstrate the strong linkage of pay to performance in our executive compensation programs. Despite strong operational performance in 2012, our poor stock price performance caused our total shareholder return to fail to keep up with our selected peer group. As a result, the long-term incentive compensation received by our Chief Executive Officer in respect of performance for the three year period ended December 31, 2012, fell short of the value he would have received at target by approximately $1.5 million. In contrast, strong operational performance in 2012 resulted in an Annual Incentive Plan award that fell short of target by only $81,016, but fell short of the award for 2011 by $494,041 because operational performance in 2012 was not as strong as in 2011.

2012 Significant Achievements

In addition to the financial and operational results discussed above, the Personnel Committee took into account the following significant achievements in its evaluation of 2012 performance. While certain of these accomplishments did not have a significant effect on 2012’s reported financial results, the Committee believes they have positioned the Company well for future success:

•	Successfully restored 92% of customers within 5 days after Hurricane Isaac (4th largest storm) vs. Gustav (8 days), Rita (13 days) and Katrina (16 days);
•	Restored 94% of customers within 5 days after the December 2012 winter storm in Arkansas;
•	Successfully implemented an executive succession plan for our Chief Executive Officer, Chief Financial Officer and other key executive positions;
•	Closed acquisitions of KGen Hinds and Hot Spring generating facilities;
•	Obtained 20-year license renewal from the Nuclear Regulatory Commission for Pilgrim Nuclear Station;
•	Successfully implemented our strategy to keep the Vermont Yankee nuclear plant operating beyond March 2012;
•	Obtained all regulatory approvals needed for six Entergy operating utility companies to move forward to join the Midwest Independent System Operator;
•	Filed applications with state regulatory authorities to support the ITC Transaction;
•	Successfully completed the Grand Gulf Nuclear Station uprate project and the steam generator replacement project at Waterford 3;
•	Implemented a $1 billion commercial paper program, resulting in interest cost savings;
•	Successfully prepared for, responded to, and supported restoration for Hurricane Sandy; and
•	Received multiple awards and recognition for community relations, corporate citizenship, climate protection and customer service.

Executive Compensation Best Practices

The Personnel Committee, with the assistance of its independent executive compensation consultant, engages in an on-going review and evaluation of the Company’s overall approach to its executive compensation programs to ensure that the Company’s executive compensation programs continue to be in line with best practices of other companies in our industry as well as other Fortune 500 companies. As a result, we:

•	Have a recoupment or “clawback” policy.
•	Require a “double trigger” to occur before any equity awards can vest upon a change in control.
•	Have a policy that prohibits hedging transactions in our common stock.
•	Have a policy that prohibits pledging of our common stock by our directors and executive officers.
•

Cap the maximum payout under our Long-Term Performance Unit Program at 200% of target beginning with the 2011-2013 performance period, with no payout for performance below the third quartile of our peer group.

•	Settle all awards under the Long-Term Performance Unit Program in shares of Entergy common stock, beginning with the 2012- 2014 performance period.

•	Require our executive officers to meet stock ownership guidelines.
•	Maintain the independence of our independent compensation consultant.
•	Provide only a limited number of perquisites.

Further, we do not pay or provide any members of our Office of the Chief Executive with:

•	280G “gross-up” payments in the case of a change in control.
•	Tax gross-ups for perquisites, other than relocation benefits.
•	Club dues or financial counseling.

For additional information about the policies discussed above, see “Compensation Program Administration” beginning on page 28.

2012 Changes

Leadership Transition

In September 2012, we announced the retirement of J. Wayne Leonard as the Company’s Chairman and Chief Executive Officer effective February 1, 2013. At that time, we also announced that Leo P. Denault would succeed Mr. Leonard as Chairman and Chief Executive Officer and that Andrew S. Marsh would succeed Mr. Denault as Executive Vice President and Chief Financial Officer. Mr. Marsh was previously Vice President, System Planning for the Company

When Mr. Denault assumed the position as Chief Executive Officer, his annual base salary was increased to $1,085,000 and his annual cash bonus target under Entergy’s Annual Incentive Plan was increased to 120% of base salary. As Executive Vice President and Chief Financial Officer, Mr. Marsh receives an annual base salary of $500,000 and his annual cash bonus target under Entergy’s Annual Incentive Plan was set at 70% of his base salary. Mr. Denault and Mr. Marsh continue to participate in the Company’s Long-Term Performance Unit Program and continue to be eligible to receive awards under the 2011 Equity Ownership and Long Term Cash Incentive Plan of Entergy Corporation and Subsidiaries or “2011 Equity Ownership Plan.” The Committee determined the compensation levels for Messrs. Denault and Marsh using competitive compensation data provided by its independent compensation consultant. It also considered their current compensation levels and positioned the compensation for each below market rates with the intent of transitioning them to competitive levels over time. Upon his retirement, Mr. Leonard did not receive any additional compensation from the Company other than retirement benefits paid in accordance with his retention agreement entered into at the time Mr. Leonard commenced employment with the Company.

In September 2012, we also announced the retirement of Richard J. Smith as President, Entergy Wholesale Commodity Business effective February 1, 2013. William M. Mohl succeeded Mr. Smith as President, Entergy Wholesale Commodity Business on that date. Mr. Mohl previously served as President and Chief Executive Officer of Entergy Gulf States Louisiana and Entergy Louisiana. Except where noted, throughout this Compensation Discussion and Analysis and in the compensation tables that follow, we refer to the title of each Named Executive Officer as in effect on the last day of 2012.

Annual Incentive Plan Changes.

Previously, once the Annual Incentive Plan performance goals established by the Personnel Committee were satisfied, a feature of the Annual Incentive Plan automatically increased the Entergy Achievement Multiplier by 25% for the members of the Office of the Chief Executive. The Personnel Committee then had the discretion to reduce or eliminate this 25% enhancement to the Entergy Achievement Multiplier for these officers altogether. This feature of the Annual Incentive Plan was intended to provide the Committee with a mechanism to take into consideration specific achievement factors relating to the overall performance of the Company in accordance with Section 162(m) of the Code. In December 2012, the Committee eliminated this automatic increase in the Entergy Achievement Multiplier for members of the Office of the Chief Executive from the Annual Incentive Plan for future awards, reflecting the Personnel Committee’s determination that use of the Entergy Achievement Multiplier, in and of itself and without this automatic enhancement, was more consistent with the goals of the Annual Incentive Plan

Results of 2012 Advisory Vote On Executive Compensation

As part of its ongoing review of the Company’s executive compensation programs, the Personnel Committee also considered in 2012, and will consider in the future, the results of the advisory vote of our shareholders on executive compensation. Given the approximately 98% level of support for the Company’s executive compensation programs at our 2012 Annual Meeting and the input we received through outreach to our institutional shareholders, the Committee believes that the Company’s shareholders are very satisfied with our executive compensation pay practices. As a result, the Personnel Committee did not make any changes to Entergy’s executive compensation programs in response to this advisory vote. However, the Personnel Committee did make the changes to our executive compensation programs as discussed above in connection with its ongoing review of the Company’s executive compensation programs.

“At Risk” Compensation Links Pay to Performance

Consistent with our pay-for-performance philosophy, approximately 80% of the annual target compensation of our Chief Executive Officer (excluding non-qualified supplemental retirement income) is “at risk” compensation. The chart on the following page compares, for each of the past three years, the Chief Executive Officer’s target compensation – consisting of base salary, Annual Incentive Plan targets, and performance unit, stock option and restricted stock grants valued at their grant date fair values – with the value of compensation delivered or deliverable as of December 31, 2012. The compensation delivered or deliverable for each year was calculated as of December 31, 2012 based on (i) amounts actually paid under the Annual Incentive Plan, (ii) payouts received under the Long-Term Performance Unit Program or, for performance periods still in progress, amounts that would be receivable if the performance periods ended on December 31, 2012, (iii) the intrinsic (“in-the-money”) value of the stock options granted in the applicable year based on the closing price of Entergy common stock of $63.75 on December 31, 2012, and (iv) for restricted stock grants, the value of such shares at December 31, 2012.

The decrease in value shown for each year represents the difference between the target value of our Chief Executive Officer’s compensation for the applicable year, as shown in the 2012 Summary Compensation Table, and the value of the compensation delivered or deliverable as of December 31, 2012, determined as described above. The primary reasons for these differences are discussed under “Executive Compensation Elements – Short-Term Compensation – Annual Incentive Plan” beginning on page 20 and under “Executive Compensation Elements – Long-Term Incentive Compensation – Performance Unit Program” beginning on page 23. The actual payouts for the performance unit grants made in 2011 and 2012 (for the 2011-2013 and the 2012-2014 performance periods) may change, depending on changes in our total shareholder return in relation to our peers over the remaining portions of such performance periods. The value of other equity-based compensation also will change depending on our future stock price performance.

We believe this chart illustrates the important role that “at risk” performance-based compensation plays in linking the compensation actually received by our Chief Executive Officer to the various performance measures used by our programs and to the Company’s stock price.

Establishing Executive Compensation

Executive Compensation Program Design

Our executive compensation programs include three basic elements: base salary; annual cash incentives delivered through our Annual Incentive Plan; and long-term equity compensation delivered through our Long-Term Performance Unit Program, stock options and restricted stock grants. Using these three elements, we have sought to design our executive compensation programs to ensure that:

•	Our compensation programs enable us to attract, retain and motivate executive talent by offering competitive compensation packages.

•

The greatest part of our Named Executive Officers’ compensation is in the form of “at risk” performance-based compensation, in order to focus our executives on the achievement of superior results and align compensation with shareholder value.

•	A substantial portion of our Named Executive Officers’ compensation is delivered in the form of equity awards, which are required to be retained until stock ownership targets are met.

We believe this philosophy has enabled us to closely align executive compensation with corporate performance and shareholder value, while at the same time attracting and retaining the highest caliber of executive talent.

Our Starting Point

To develop a competitive compensation program, the Personnel Committee annually reviews compensation data from two sources:

Survey Data

The Committee uses published and private compensation survey data to develop marketplace compensation levels for our executive officers. The data, which is compiled by the Committee’s independent compensation consultant, compares the current compensation opportunities provided to each of our executive officers against the compensation opportunities provided to executives holding similar positions at companies with corporate revenues similar to ours. For non-industry specific positions such as a chief financial officer, the Committee reviews general industry data for total cash compensation (base salary and annual incentive). For management positions that are industry-specific such as Group President, Utility Operations, the Committee reviews data from utility companies for total cash compensation. However, for long-term incentives, all positions are reviewed relative to utility market data. The survey data reviewed by the Committee covers hundreds of companies across a broad range of industries and over 60 investor-owned utility companies in the utility sector. In evaluating compensation levels against the survey data, the Committee considers only the aggregated survey data. The identities of the companies participating in compensation survey data are not disclosed to, or considered by, the Committee in its decision-making process and, thus, are not considered material by the Committee.

The Committee uses the survey data to develop compensation opportunities that deliver total target compensation at approximately the 50th percentile of the surveyed companies. This survey data is used as the primary data for purposes of determining target compensation. The Committee considers its objectives to have been met if our Chief Executive Officer and the eight (8) other executive officers (including all of the Named Executive Officers) who constitute what we refer to as our Office of the Chief Executive each have a target compensation opportunity that falls within the range of 85% – 115% of the 50th percentile of the survey data. Actual compensation received by an individual officer may be above or below the 50th percentile based on an individual officer’s skills, performance, experience and responsibilities, Company performance and internal pay equity. In 2012, the target compensation of all Named Executive Officers fell within this range, except for one of our Named Executive Officers who fell within the 50th – 75th percentile of market.

Proxy Analysis

Although the survey data described above is the primary data used in determining compensation, the Committee reviews data derived from proxy statements as an additional point of comparison. The proxy data are used to compare the compensation levels of our Named Executive Officers with the compensation levels of the corresponding top five highest paid executive officers of the companies included in the Philadelphia Utility Index, as reported in their proxy statements, based on pay rank and without regard to roles and responsibilities. The Personnel Committee uses this analysis to evaluate the overall reasonableness of the Company’s compensation programs. The following companies were included in the Philadelphia Utility Index at the time the proxy data was compiled:

• AES Corporation	• El Paso International
• Ameren Corporation	• Exelon Corporation
• American Electric Power Co. Inc.	• FirstEnergy Corporation
• CenterPoint Energy Inc.	• NextEra Energy
• Consolidated Edison Inc.	• Northeast Utilities
• Covanta Holding Corporation	• PGE Corporation
• Dominion Resources Inc.	• Public Service Enterprise Group, Inc.
• DTE Energy Company	• Southern Company
• Duke Energy Corporation	• Xcel Energy
• Edison International

Factors Used to Determine Compensation

When determining each compensation element for executive officers, the Personnel Committee considers some or all of the following factors:

•

Analysis provided by the Committee’s independent compensation consultant of compensation practices at industry peer group companies and the general market for comparable positions in companies our size;

•	Competitiveness of the Company’s executive compensation programs and the Company’s ability to attract and retain top executive talent;
•	Individual performance of each Named Executive Officer;
•	The desire to ensure that a substantial portion of total compensation is performance-based;
•	The relative importance of the short-term performance goals established pursuant to the Annual Incentive Plan;
•	Internal pay equity and our executive pay structure;
•	The Committee’s assessment of other elements of compensation provided to the Named Executive Officer; and
•	The Chief Executive Officer’s recommendations, for all Named Executive Officers other than himself.

Mr. Leonard, our Chief Executive Officer, received a higher compensation level compared to the other Named Executive Officers to reflect the following factors:

•	Market practices that compensate chief executive officers at greater potential compensation levels with more “pay at risk” than other named executive officers; and
•

The Personnel Committee’s assessment of Mr. Leonard’s strong performance based on the Board’s annual performance evaluation, in which the Board reviews and assesses Mr. Leonard’s performance based on critical factors such as: leadership, strategic planning, financial results, succession planning, communications with our stakeholders, external relations with the communities and industries in which we operate and his relationship with the Board.

Executive Compensation Elements

Short-Term Compensation

Base Salary

The Personnel Committee analyzes pay data and determines the base salaries for all of our Named Executive Officers. Base salary is a component of our Named Executive Officers’ compensation package because the Committee believes it is appropriate that some portion of the compensation that is provided to these officers is stable. Also, base salary remains the most common form of payment throughout all industries and its use ensures a competitive compensation package for our Named Executive Officers.

Our use of “internal pay equity” in setting merit increases assists us in determining whether a change in an executive officer’s role and responsibilities relative to other executive officers requires an adjustment to the officer’s salary. The Committee, however, has not established any predetermined formula against which the base salary of one Named Executive Officer is measured against another officer or employee.

In 2012, all of the Named Executive Officers received merit increases in their base salaries in the range of 2 to 3 percent. The increases in base salary were made in light of current economic conditions and the projected growth in executive salaries in 2012 based on general industry surveys obtained from human resources consulting firms, as well as, an internal pay equity comparison.

The following table sets forth the 2011 and 2012 base salaries for our Named Executive Officers. Changes in base salaries were effective in April of each of the years shown.

Named Executive Officer	2011 Base Salary	2012 Base Salary

J. Wayne Leonard	$1,323,800	$1,350,276
Leo P. Denault	$655,200	$674,856
Mark T. Savoff	$607,700	$619,854
Richard J. Smith	$645,000	$657,900
Roderick K. West	$572,000	$589,160

Annual Incentive Plan

We include performance-based incentives in the Named Executive Officers’ compensation packages because we believe performance-based incentives encourage our Named Executive Officers to pursue objectives consistent with the overall goals and strategic direction that the Board has set for our Company. Annual incentive plans are commonly used by companies in a variety of industry sectors to compensate their executive officers for achieving financial and operational goals.

Under the Annual Incentive Plan, we use a performance metric known as the Entergy Achievement Multiplier to determine the percentage of target annual plan opportunities that will be paid each year to each Named Executive Officer, subject to adjustment based on individual performance.

Each year the Personnel Committee reviews the performance measures used to determine the Entergy Achievement Multiplier. In December 2011, the Personnel Committee decided to retain for 2012 the performance measures used for determining the 2011 Entergy Achievement Multiplier. These measures were consolidated earnings per share and operating cash flow, with each measure weighted equally. The Committee selected these performance measures because:

•	earnings per share and operating cash flow have both a correlative and causal relationship with shareholder value over the long-term;
•	earnings per share and operating cash flow targets are aligned with externally-communicated goals; and
•	earnings per share and operating cash flow results are readily available in earning releases and SEC filings.

In addition, these measures are used by a number of other companies, including the companies in the Philadelphia Utility Index, as components of their incentive programs. For example, approximately 70% of the industry peer group companies use earnings per share as an incentive measure.

The Committee sets minimum, target and maximum achievement levels under the Annual Incentive Plan. There is no payout for performance at or below the minimum achievement level, the payout for performance at target is 100% of the target payout, and the payout for performance at or above the maximum achievement level is 200% of target. Payouts for performance between minimum and target achievement levels and between target and maximum levels are calculated using straight-line interpolation. In general, the Committee seeks to establish target achievement levels such that the relative difficulty of achieving the target level is consistent from year to year. Over the five years ending with 2012, the average Entergy Achievement Multiplier was 132% of target.

For 2012, the Personnel Committee did not increase the target award levels, as a percentage of base salary, from those set in 2011 for the Named Executive Officers. Accordingly, in December 2011, the Committee set the 2012 target award for incentives to be paid for 2012 under the Annual Incentive Plan for our Chief Executive Officer at 120% of his base salary and the target awards for each other Named Executive Officer at 70% of their respective base salaries.

In January 2012, the Committee determined the Annual Incentive Plan targets to be used for purposes of determining annual bonuses for 2012. The Committee’s determination of the target levels was made after full Board review of management’s 2012 financial plan for the Company, upon recommendation of the Finance Committee, and after the Committee’s determination that the established targets aligned with the Company’s anticipated 2012 financial performance as reflected in the financial plan and the Company’s published earnings guidance. In keeping with past practice with respect to known special items that would be excluded from operational earnings, the Committee also determined, based on the recommendation of the Finance Committee, that for purposes of measuring performance against such targets, an adjustment would be made to exclude the effect on as-reported results of activities associated with the Company’s planned ITC Transaction (considered a special item). The Committee therefore established the following targets for purposes of measuring management performance against as-reported results, adjusted to exclude the effect on reported results of activities associated with the ITC Transaction.

	Minimum	Target	Maximum
Earnings Per Share ($)	$5.22	$5.80	$6.38
Operating Cash Flow ($ billion)	$2.840	$3.240	$3.640

In January 2013, the Committee and the full Board reviewed the Company’s as-reported and operational earnings per share and operating cash flow results against the established performance objectives reflected in the above table. The Committee noted that in 2012, the Company’s as-reported results included, in addition to the special item for costs associated with the proposed ITC Transaction, a special item for an asset impairment taken in accordance with generally accepted accounting principles in connection with the Vermont Yankee nuclear plant and triggered by state actions to shut down the plant. Both of these special items were excluded from the Company’s as-reported earnings per share and operating cash flow for purposes of measuring performance against the previously established targets. Regarding the Vermont Yankee impairment, certain benefits to operational earnings resulting from the impairment, such as reduced depreciation expense, also were excluded. In making the determination to exclude the effect of the Vermont Yankee impairment, the Committee took into account not only the fact that it was a special item not included in operational earnings, but also management’s performance in formulating and executing the Company’s strategy with respect to Vermont Yankee.

The Committee also considered the impact on as-reported and operational earnings and operating cash flow of certain costs incurred in connection with Hurricane Isaac, which struck the Company’s service territory in late August 2012 and left more than 787,000 customers without power, making it the fourth-most significant storm in the Company’s history in terms of outages. The Committee specifically noted the unusual pressure on Company personnel to restore these outages quickly, due to the large number of customers who sheltered in place, and the Company’s outstanding performance in that regard. In light of this performance, the Committee, based on the recommendation of the Finance Committee and the full Board of Directors, adjusted as-reported results to exclude not only the special items noted above, but also the effects of Hurricane Isaac for purposes of measuring management’s performance against the targets set in January 2012 and determining the Entergy

Achievement Multiplier. This adjustment had a negligible effect on earnings per share, but increased operating cash flow significantly to reflect the cash expended in the restoration effort. This was consistent with the Committee’s view that in general, management’s performance for such purposes should be measured against operational results, subject to adjustment in appropriate circumstances for unusual or extraordinary events or performance.

The Personnel Committee determined that after taking into account the adjustments noted above, the Company had exceeded its earnings per share goal of $5.80 per share by $0.23 per share but had fallen short of its operating cash flow goal of $3.24 billion by $165 million2. Based on this review and the recommendation of the Finance Committee and the Board of Directors, in January 2013, the Personnel Committee therefore certified the 2012 Entergy Achievement Multiplier at 104% of target. This determination was subsequently ratified by the full Board of Directors.

Under the terms of the Annual Incentive Plan’s Management Effectiveness Program, the 2012 Entergy Achievement Multiplier was automatically increased by 25% for the members of the Office of the Chief Executive, subject to the Personnel Committee’s discretion to reduce or eliminate the increase altogether. In January 2013, the Committee eliminated the Management Effectiveness Program with respect to the 2012 incentive awards, reflecting the Personnel Committee’s determination that the performance levels achieved by the Company’s management did not warrant application of this enhancement. After consultation with the Chief Executive Officer with respect to the other members of the Office of the Chief Executive and based on its evaluation of the performance of the Chief Executive Officer and other members of the Office of Chief Executive, the Committee applied an additional downward adjustment to the awards to be paid to all of the members of the Office of the Chief Executive, including the Chief Executive Officer, which had the effect of reducing their awards from 104% of target to 95% of target. The Committee made this adjustment based on its determination that despite the many accomplishments of management in 2012 and strong operational performance, management had not fully met the Committee’s expectations with respect to the Company’s safety performance.

The following table shows the Annual Incentive Plan payments as a percentage of base salary for 2012, as well as the incentive awards paid to each Named Executive Officer for 2012, based on the Personnel Committee’s determination to pay such awards at 95% of target:

Named Executive Officer	Target as Percentage of Base Salary	Payout as Percentage of Base Salary	2012 Annual Incentive Award
J. Wayne Leonard	120%	114%	$1,539,315
Leo P. Denault	70%	66%	$448,779
Mark T. Savoff	70%	66%	$412,203
Richard J. Smith	70%	66%	$437,504
Roderick K. West	70%	66%	$391,791

Long-Term Incentive Compensation

Our goal for our long-term incentive compensation is to focus and reward our executive officers for building shareholder value and to increase our executive officers’ ownership in our common stock. In our long-term incentive compensation programs, we use a mix of performance units, restricted stock and stock options. Performance units reward the Named Executive Officers on the basis of total shareholder return, which is a measure of stock appreciation, dividend payments and stock price relative to the companies in the Philadelphia Utility Index. Restricted stock ties our executive officers’ long-term financial interest to the long-term financial interests of our shareholders. Stock options provide a direct incentive to increase the price of our common stock.

[2]	See Appendix A for a reconciliation of non-GAAP financial measures to GAAP results.

In addition, we occasionally award restricted stock units for retention purposes or to offset forfeited compensation in order to attract officers and managers from other companies. The target value of long-term incentive compensation is allocated 60% to performance units and 40% to a combination of stock options and restricted stock, equally divided in value, all based on their grant date fair values.

All of the performance units, shares of restricted stock and stock options granted to our Named Executive Officers in 2012 were awarded under our 2011 Equity Ownership Plan. All equity awards granted under our equity ownership plans require both a change in control and an involuntary job loss or substantial diminution of duties (a “double trigger”) for the acceleration of these awards upon a change in control.

Performance Unit Program

We issue performance unit awards to our Named Executive Officers under our Long-Term Performance Unit Program. Historically, each performance unit equals the cash value of one share of our common stock at the end of the three-year performance period. Each unit also earns the cash equivalent of the dividends paid during the performance period. Dividends accrued during the performance period are paid out only to the extent that the performance measures are achieved and a payout under the program for that period occurs. The Long-Term Performance Unit Program is structured to reward Named Executive Officers only if performance goals set by the Personnel Committee are met. The Personnel Committee has no discretion to make awards if minimum performance goals are not achieved. Beginning with the 2012-2014 performance period, upon vesting, the performance units granted under the Long-Term Performance Unit Program will be settled in shares of Entergy common stock rather than cash. Accrued dividends on any shares earned during the performance period will also be converted and paid in shares of Entergy common stock. We modified the form of payment to align the method of payment with market practice and to encourage our executives to own shares of our common stock.

The Long-Term Performance Unit Program specifies a minimum, target and maximum achievement level. We measure performance by assessing Entergy’s total shareholder return relative to the total shareholder return of the companies in the Philadelphia Utility Index. The Personnel Committee identified the Philadelphia Utility Index as the industry peer group for total shareholder return performance because the companies included in this index, in the aggregate, approximate the Company in terms of business and scale. The Personnel Committee chose relative total shareholder return as a measure of performance because it assesses the Company’s creation of shareholder value relative to other electric utilities over the performance period. It also takes into account dividends paid by the companies in this index and normalizes certain events that affect the industry as a whole. Minimum, target and maximum performance levels are determined by reference to the percentile ranking of Entergy’s total shareholder return against the total shareholder return of the companies in the Philadelphia Utility Index. At any given time, a participant in the Long-Term Performance Unit Program may be participating in up to three performance periods. Currently, participants are participating in the 2011-2013, the 2012-2014 and the 2013-2015 performance periods.

2012-2014 Performance Unit Program Grants. Subject to achievement of performance levels, the Personnel Committee established the following target amounts for the 2012-2014 performance period: 26,900 performance units for our Chief Executive Officer and 5,400 performance units for each of the other Named Executive Officers. The range of payouts under the program is shown below.

Performance Level	Minimum	Target	Maximum
Total Shareholder Return	25th percentile	50th percentile	75th percentile
Payouts	25% of target	100% of target	200% of Target

There is no payout for performance below the 25th percentile. Payouts between minimum and target and target and maximum are calculated using straight-line interpolation. The Personnel Committee sets payout opportunities for the Long-Term Performance Unit Program at the outset of each performance period.

Payout for the 2010-2012 Performance Period. For the 2010-2012 performance period, the target amount established in January 2010 for the Chief Executive Officer was 22,300 performance units and for the other Named Executive Officers, the target amounts established were 5,300 performance units. Participants could earn performance units based on relative total shareholder return and on the following range of payouts:

Performance Level	Minimum	Target	Maximum
Total Shareholder Return	25th percentile	50th percentile	75th percentile
Payouts	10% of target	100% of target	250% of Target

In January 2013, the Committee assessed the Company’s total shareholder return for the 2010-2012 performance period in order to determine the actual number of performance units to be paid to Performance Unit Program participants for the 2010-2012 performance period. The Committee compared the Company’s total shareholder return against the total shareholder return of the companies that comprise the Philadelphia Utility Index. Based on this comparison, the Committee concluded that the Company’s performance for the 2010-2012 performance period ranked in the bottom quartile. This resulted in a zero payout under the Performance Unit Program for the 2010-2012 performance period.

Stock Options and Restricted Stock

We grant stock options and restricted stock as part of our long-term incentive awards to our executive officers. These awards are intended to:

•	Align the interests of executive officers with the interests of shareholders by tying executive officers’ long-term financial interests to the long-term financial interests of shareholders;
•	Act as a retention mechanism for our key executives officers; and
•	Maintain a market competitive position for total compensation.

As previously discussed, the Personnel Committee considers several factors in determining the amount of stock options and shares of restricted stock it will grant to our Named Executive Officers. For restricted stock and stock option awards, the Committee’s assessment of individual performance of each Named Executive Officer is the most important factor in determining the number of shares of restricted stock and options awarded. The Committee, in consultation with our Chief Executive Officer, reviews each officer’s performance, role and responsibilities, strengths and developmental opportunities. It also considers the significant achievements of the Company for the prior year.

The following table sets forth the number of stock options and shares of restricted stock granted to each Named Executive Officer in 2012. The exercise price for each option was $71.30, which was the closing price of Entergy’s common stock on the date of grant.

Named Executive Officer	Stock Options	Shares of Restricted Stock
J. Wayne Leonard	89,000	11,600

Leo P. Denault	30,000	4,000

Mark T. Savoff	18,000	2,500

Richard J. Smith	20,000	2,500

Roderick K. West	30,000	4,000

The stock option and restricted stock grants awarded to the Named Executive Officers were determined based on the factors described above. Our executive officers received a larger number of stock options in 2012 as compared to 2011 in response to market data that indicated a higher level of awards was warranted.

Stock Options. Under our equity plans, all stock options must have an exercise price equal to the fair market value of Company common stock on the date of grant. Our stock options vest over a three-year period and have a ten-year term from the date of grant. Our equity ownership plans prohibit the repricing of “underwater” stock options without shareholder approval.

We have not adopted a formal policy regarding the granting of options at times when the Company is in possession of material non-public information. However, we generally grant options to Named Executive Officers only during the month of January in connection with our annual executive compensation decisions. On occasion, we may grant options at other times to newly hired employees or existing employees for retention or other limited purposes.

Restricted Stock. Shares of restricted stock vest over a three-year period, have voting rights and accrue dividends during the vesting period. Upon vesting, shares of Entergy common stock will be distributed along with the dividends that have accrued on the vested shares. The grant of restricted stock awards replaced a portion of the stock option awards historically granted to our executive officers. We believe the use of restricted stock enhances retention, mitigates the burn rate and assists in building executive ownership of our common stock

For additional information regarding stock options and shares of restricted stock awarded in 2012 to each of the Named Executive Officers, see the 2012 Grants of Plan-Based Awards table on page 34 of this Proxy Statement.

Benefits, Perquisites, Agreements and Post-Termination Plans

Pension Plan, Pension Equalization Plan and System Executive Retirement Plan

Retirement Plans.

The Named Executive Officers participate in a Company-sponsored tax qualified pension plan that covers a broad group of employees. In addition, each Named Executive Officer (other than our Chief Executive Officer) participates in the Pension Equalization Plan and System Executive Retirement Plan, two non-qualified supplemental retirement plans sponsored by the Company. Under the terms of the Pension Equalization Plan and System Executive Retirement Plan, an employee participating in both plans is eligible to receive only the greater of the two benefits computed in accordance with the terms of, and conditions of each plan.

The Committee believes that these plans are an important part of our executive compensation programs because they assist in the recruitment of top talent in the competitive market, as these types of supplemental plans are typically found in companies of similar size to the Company. These plans serve a critically important role in the retention of our senior executives as benefits from these plans generally increase for each year that these executives remain employed by us. The plans thereby encourage our most senior executives to remain employed by us and continue their work on behalf of our shareholders. See the 2012 Pension Benefits Table on page of 38 of this Proxy Statement for additional information regarding the operation of the plans described under this caption.

Savings Plan

The Named Executive Officers are eligible to participate in a Company-sponsored Savings Plan that covers a broad group of employees. This is a tax-qualified retirement savings plan, wherein total combined before-tax and after-tax contributions may not exceed 30 percent of a participant’s base salary up to certain contribution limits defined by law. In addition, under the Savings Plan, the participant’s employer matches an amount equal to seventy cents for each dollar contributed by participating employees, including the Named Executive Officers, on the first six percent of their eligible earnings under the plan for that pay period. We maintain the Savings Plan for our employees, including our Named Executive Officers, because we wish to encourage our employees to save some percentage of their cash compensation for their eventual retirement. The

Savings Plan permits employees to make such savings in a manner that is relatively tax efficient. We believe this type of savings plan is also a critical element in attracting and retaining talent in a competitive market.

Executive Deferred Compensation Plan

The Named Executive Officers are eligible to defer up to 100% of their Annual Incentive Plan awards, and until 2014, 100% of their awards under the Long-Term Performance Unit Program into either or both the Company-sponsored Executive Deferred Compensation Plan and the equity plan. In addition, they are eligible to defer up to 100% of their base salary into the Executive Deferred Compensation Plan. We provide these benefits because the Committee believes it is standard market practice to permit officers to defer the cash portion of their compensation. We believe that providing this benefit is important as a retention and recruitment tool as many, if not all, of the companies with which we compete for executive talent provide a similar arrangement to their senior executive officers. See the 2012 Non-qualified Deferred Compensation discussion on page 41 of this Proxy Statement for additional information regarding the operation of the Executive Deferred Compensation Plan.

Health & Welfare Benefits

The Named Executive Officers are eligible to participate in various health and welfare benefits available to a broad group of employees. These benefits include medical, dental and vision coverage, life and accidental death and dismemberment insurance and long-term disability insurance. Eligibility, coverage levels, potential employee contributions and other plan design features are the same for the Named Executive Officers as for the broad employee population.

Executive Long-Term Disability Program

All of our executive officers, including the Named Executive Officers, are eligible to participate in our Executive Long-Term Disability program. Individuals who elect to participate in this plan and become disabled under the terms of the plan are eligible for 65 percent of the difference between their base salary and $275,000 (i.e. the base salary that produces the maximum $15,000 monthly disability payment under our general long-term disability plan).

Perquisites

We provide our Named Executive Officers with a limited number of perquisites and other personal benefits as part of providing a competitive executive compensation program and for employee retention. The Personnel Committee reviews all perquisites, including the use of corporate aircraft, on an annual basis. In 2012, our Named Executive Officers were offered: corporate aircraft usage, relocation and housing benefits, annual mandatory physical exams and event tickets. In 2011, we discontinued providing personal financial counseling, club dues, and tax gross-up payments on any perquisites, except for relocation benefits, to members of the Office of the Chief Executive. Our Named Executive Officers did not receive any additional compensation for the lost value of these discontinued perquisites. For security and business convenience reasons, we permit the Chief Executive Officer to use our corporate aircraft at Company expense for personal use. Our other Named Executive Officers may use corporate aircraft for personal travel subject to the approval of our Chief Executive Officer. From time to time, we make tickets to cultural and sporting events available to our employees, including our Named Executive Officers, for business purposes. If not utilized for business purposes, the tickets are made available to our employees, including our Named Executive Officers, for personal use. For additional information regarding perquisites, see the “All Other Compensation” column in the Summary Compensation Table on page 32 of this Proxy Statement.

Retention Agreements and other Compensation Arrangements

The Committee believes that retention and transitional compensation arrangements are an important part of overall compensation. The Committee believes that these arrangements help to secure the continued

employment and dedication of our Named Executive Officers, notwithstanding any concern that they might have at the time of a change in control regarding their own continued employment. In addition, the Committee believes that these arrangements are important as recruitment and retention devices, as all or nearly all of the companies with which we compete for executive talent have similar arrangements in place for their senior employees.

To achieve these objectives, we have established a System Executive Continuity Plan under which each of our Named Executive Officers (other than our Chief Executive Officer and Chief Financial Officer) is entitled to receive “change in control” payments and benefits if such officer’s employment is involuntarily terminated in connection with a change in control. Severance payments under the System Executive Continuity Plan are based on a multiple of the sum of an executive officer’s annual base salary plus his or her average Annual Incentive Plan award at target for the two fiscal years immediately preceding the fiscal year in which the termination of employment occurs. Under no circumstances can this multiple exceed 2.99 times the sum of (a) annual base salary plus (b) the higher of: (i) the annual incentive award actually awarded to the executive office under the Annual Incentive Plan for the fiscal year immediately preceding the fiscal year in which the termination of employment occurs or (ii) the average Annual Incentive Plan award for the two fiscal years immediately preceding the fiscal year in which the termination of employment occurs. We have strived to ensure that the benefits and payment levels under the System Executive Continuity Plan are consistent with market practices. Our executive officers will not receive any tax gross-up payments on any severance benefits received under this plan.

In certain cases, the Committee may approve the execution of a retention agreement with an individual executive officer. These decisions are made on a case by case basis to reflect specific retention needs or other factors, including market practice. If a retention agreement is entered into with an individual officer, the Committee considers the economic value associated with that agreement in making overall compensation decisions for that officer. The Company has voluntarily adopted a policy that any severance arrangements providing benefits in excess of 2.99 times an officer’s annual base salary and annual incentive award must be approved by the Company’s shareholders.

During 2012, we had retention agreements with Mr. Denault, Mr. Leonard and Mr. Smith. In general, Mr. Denault’s retention agreement provides for “change in control” payments and other benefits in lieu of those provided under our System Executive Continuity Plan. As with any severance benefits paid under the System Executive Continuity Plan, Mr. Denault will not receive tax gross-up payments on any severance benefits he may receive under his agreement. Mr. Denault’s retention agreement was designed to reflect the competition for chief financial officer talent in the marketplace and the Committee’s assessment of the critical role this position plays in executing the Company’s long-term financial and other strategic objectives. Based on the market data provided by its former independent compensation, consultant, the Committee believes the benefits and payment levels under Mr. Denault’s retention agreement are consistent with market practices.

Pursuant to his retention agreement, upon retirement, Mr. Leonard was eligible to receive a lump sum payment equal to 60% of his “final average compensation” (as described in the description of the System Executive Retirement Plan on page 40 of this Proxy Statement) reduced by other benefits to which he was entitled from the Company-sponsored pension plan and prior employer pension plans. Mr. Leonard was not a participant in either the Pension Equalization or System Executive Retirement Plans and received the supplemental retirement payment in lieu of benefits from these plans. The terms of Mr. Leonard’s supplemental retirement benefit contained in his retention agreement were negotiated at the time his employment with the Company commenced and were designed to, among other things, offset the loss of benefits resulting from Mr. Leonard’s resignation from his prior employer. At the time that the Company recruited Mr. Leonard, he had accumulated twenty-five years of seniority with his prior employer and had served as an executive officer for that employer for over ten years and in an officer-level capacity for over fifteen years.

Richard J. Smith, who retired from his position as President, Entergy Wholesale Commodity Business on February 1, 2013, also had a retention agreement in 2012 through which he received a lump sum cash payment equal to 1.5 times his base salary. Mr. Smith received this payment as a result of satisfying the provision of this agreement that provided for this payment if he remained continuously employed as President, Entergy Wholesale Commodity Business for 24 months after April 5, 2010. In determining the type and size of the amount of payment under this agreement, we consulted with our independent compensation consultant at the time to confirm that the economic value of this arrangement was consistent with market practices.

For additional information regarding the System Executive Continuity Plan and Mr. Leonard’s and Mr. Denault’s retention agreements described above, see “2012 Potential Payments Upon Termination or Change in Control” on page 42 of this Proxy Statement.

Compensation Program Administration

We strive to ensure that our compensation philosophy and practices are in line with the best practices of companies in our industry as well as Fortune 500 companies. Some of these practices include the following:

Clawback Provisions

We have adopted the Entergy Corporation Policy Regarding Recoupment of Certain Compensation. This policy covers individuals subject to Section 16 of the Exchange Act. Under the policy, the Committee will require reimbursement of incentives paid to these executive officers where:

•

(i) the payment was predicated upon the achievement of certain financial results with respect to the applicable performance period that were subsequently the subject of a material restatement other than a restatement due to changes in accounting policy; or (ii) a material miscalculation of a performance award occurs whether or not the financial statements were restated and, in either such case, a lower payment would have been made to the executive officer based upon the restated financial results or correct calculation; or

•

in the Board of Directors’ view, the executive officer engaged in fraud that caused or partially caused the need for a restatement or caused a material miscalculation of a performance award whether or not the financial statements were restated

The amount the Committee requires to be reimbursed is equal to the excess of the gross incentive payment made over the gross payment that would have been made if the original payment had been determined based on the restated financial results or correct calculation. Further, following a material restatement of our financial statements, we will seek to recover any compensation received by our Chief Executive Officer and Chief Financial Officer that is required to be reimbursed under Section 304 of the Sarbanes-Oxley Act of 2002.

Stock Ownership Guidelines

For many years, the Company has had stock ownership guidelines for executives, including the Named Executive Officers. These guidelines are designed to align the executives’ long-term financial interests with those of shareowners. Annually, the Personnel Committee monitors the executive officers’ compliance with these guidelines. The ownership guidelines are as follows:

Role	Value of Common Stock to be Owned
Chief Executive Officer	5 times base salary
Executive Vice Presidents	4 times base salary
Senior Vice Presidents	2.5 times base salary
Vice Presidents	1.5 times base salary

Further, to ensure compliance with the guidelines, until an executive officer satisfies the stock ownership guidelines: (i) upon exercising any stock option, he or she must retain at least 75% of the after-tax net profit from such stock option exercise in the form of Company common stock, (ii) he or she must retain all net after-tax shares of our restricted stock received upon vesting, and (iii) he or she must retain all net after-tax shares paid out under our Long-Term Performance Unit Program, which will payout one hundred percent in Company stock commencing with the 2012-2014 performance period.

Trading Controls and Anti-Pledging and Anti-Hedging Policies

Executive officers, including the Named Executive Officers, are required to receive the permission of the Company’s General Counsel prior to entering into any transaction involving company securities, including gifts, other than the exercise of employee stock options. Trading is generally permitted only during open trading windows occurring immediately following the release of earnings. Employees, who are subject to trading restrictions, including the Named Executive Officers, may enter into trading plans under Rule 10b5-1 of the Exchange Act, but these trading plans may be entered into only during an open trading window and must be approved by the Company. The Named Executive Officer bears full responsibility if he or she violates Company policy by permitting shares to be bought or sold without pre-approval or when trading is restricted.

We also prohibit our directors and executive officers, including the Named Executive Officers, from pledging any Entergy securities or entering into margin accounts involving Entergy securities. We prohibit these transactions because of the potential that sales of Entergy securities could occur outside trading periods and without the required approval of the General Counsel.

We also have adopted an anti-hedging policy that prohibits officers, directors and employees from entering into hedging or monetization transactions involving our common stock. Prohibited transactions include, without limitation, zero-cost collars, forward sale contracts, purchase or sale of options, puts, calls, straddles or equity swaps or other derivatives that are directly linked to the Company’s stock or transactions involving “short-sales” of the Company’s stock. The Board adopted this policy to require officers, directors and employees to continue to own Company stock with the full risks and rewards of ownership, thereby ensuring continued alignment of their objectives with those of the Company’s other shareholders

Compensation Consultant Independence Policy

To ensure the independence of the Personnel Committee’s compensation consultant, the Board has adopted a policy that any consultant (including its affiliates) retained by the Board of Directors or any Committee of the Board of Directors to provide advice or recommendations on the amount or form of executive and director compensation should not be retained by the Company or any of its affiliates to provide other services in an aggregate amount that exceeds $120,000 in any year. In 2012, the Personnel Committee’s independent compensation consultant, Pay Governance LLC, did not provide any services to the Company other than its services to the Personnel Committee. Annually, the Committee reviews the relationship with its compensation consultant including services provided, quality of those services, and fees associated with services during the fiscal year to ensure the executive compensation consultant’s independence’s is maintained.

Roles and Responsibilities

Role of Personnel Committee

The Personnel Committee has overall responsibility for approving the compensation program for our Named Executive Officers and makes all final compensation decisions regarding our Named Executive Officers. The Committee works with our executive management to ensure that our compensation policies and practices are consistent with our values and support the successful recruitment, development and retention of executive talent so we can achieve our business objectives and optimize our long-term financial returns. The Committee evaluates executive pay each year to ensure that our compensation policies and practices are consistent with our philosophy. The Personnel Committee is responsible for, among its other duties, the following actions related to our Named Executive Officers:

•	developing and implementing compensation policies and programs for our executive officers, including any employment agreement with an executive officer;

•	evaluating the performance of our Chairman and Chief Executive Officer; and
•	reporting, at least annually, to the Board on succession planning, including succession planning for the Chief Executive Officer.

Role of Chief Executive Officer

The Personnel Committee solicits recommendations from Mr. Leonard, our Chief Executive Officer, with respect to compensation decisions for individual Named Executive Officers (other than himself).

•

Specifically, our Chief Executive Officer provides the Personnel Committee with an assessment of the performance of each Named Executive Officer and recommends compensation levels to be awarded to each Named Executive Officer other than himself. In addition, the Committee may request that the Chief Executive Officer provide management feedback and recommendations on changes in the design of compensation programs, such as special retention plans or changes in the structure of bonus programs. The Personnel Committee also relies on the recommendations of our senior human resources executives with respect to compensation decisions, policies and practices. Mr. Leonard does not play any role with respect to any matter affecting his own compensation, nor does he have any role determining or recommending the amount, or form of, director compensation.

Mr. Leonard may attend meetings of the Personnel Committee only at the invitation of the chair of the Personnel Committee and cannot call a meeting of the Committee. However, he is not in attendance at the portion of any meeting when the Committee determines and approves the compensation to be paid to the Named Executive Officers. Since he is not a member of the Committee, he has no vote on matters submitted to the Committee. During 2012, Mr. Leonard attended 3 meetings of the Personnel Committee.

Role of the Compensation Consultant

Our Personnel Committee has the sole authority from the Board of Directors for the appointment, compensation and oversight of its outside compensation consultant. In 2012, our Personnel Committee retained Pay Governance LLC as its independent compensation consultant to assist it in, among other things, evaluating different compensation programs and developing market data to assess our compensation programs.

During 2012, Pay Governance assisted the Committee with its responsibilities related to the Company’s compensation programs for its executives. Specifically, the Committee directed Pay Governance to: (i) regularly attend meetings of the Committee; (ii) conduct studies of competitive compensation practices; (iii) identify the Company’s market surveys and proxy peer group; (iv) review base salary, annual incentives and long-term incentive compensation opportunities relative to competitive practices; and (v) develop conclusions and recommendations related to the executive compensation plan of the Company for consideration by the Committee. A senior consultant from Pay Governance attended all Personnel Committee meetings to which he was invited in 2012. Pay Governance did not provide any other services to the Company in 2012.

Tax and Accounting Considerations

Section 162(m) of the Code limits the tax deductibility by a publicly held corporation of compensation in excess of $1 million paid to the Chief Executive Officer or any of its other Named Executive Officers (other than the Chief Financial Officer), unless that compensation is “performance-based compensation” within the meaning of Section 162(m). The Personnel Committee considers deductibility under Section 162(m) as it structures the compensation packages that are provided to its Named Executive Officers. Likewise, the Personnel Committee considers financial accounting consequences as it structures the compensation packages that are provided to the Named Executive Officers. However, the Personnel Committee and the Board believe that it is in the best interest of the Company that the Personnel Committee retains the flexibility and discretion to make compensation awards, whether or not deductible. This flexibility is necessary to foster achievement of performance goals established by the Personnel Committee, as well as, other corporate goals that the Committee deems important to the Company’s success, such as encouraging employee retention and rewarding achievement of key Company goals.

PERSONNEL COMMITTEE REPORT

The Personnel Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Personnel Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

The Personnel Committee

Maureen S. Bateman, Chair

Gary W. Edwards

Alexis M. Herman

Stewart C. Myers

COMPENSATION RISK ASSESSMENT

Entergy’s management, under the oversight of the Personnel Committee, has conducted an assessment of the risks associated with our compensation policies and practices and has determined that risks arising from such compensation policies and practices are not reasonably likely to have a material adverse effect on Entergy. This determination has taken into account, among other things, the following design elements of our compensation programs and policies and practices: the mix of cash and equity payouts at various compensation levels; the mix of performance time horizons used by our plans; the use of financial performance metrics that are readily monitored and reviewed; incorporation of both operational and financial goals and individual performance; avoidance of uncapped awards; multiple levels of review and approval of awards; and our internal risk review and assessment processes.

EXECUTIVE COMPENSATION TABLES

2012 Summary Compensation Table

The following table summarizes the total compensation paid or earned by each of the Named Executive Officers for the fiscal years ended December 31, 2012, 2011 and 2010.

The Company has not entered into any employment agreements with any of the Named Executive Officers and as of December 31, 2012, it did not have any retention agreements other than those described in “2012 Potential Payments upon Termination or Change in Control.” For additional information regarding the material terms of the awards reported in the following tables, including a general description of the formula or criteria to be applied in determining the amounts payable, see “Compensation Discussion and Analysis.”

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position (1)	Year	Salary (2)	Bonus (3)	Stock Awards (4)	Option Awards (5)	Non-Equity Incentive Plan Compensation (6)	Change in Pension Value and Non-qualified Deferred Compensation Earnings (7)	All Other Compensation (8)	Total
J. Wayne Leonard	2012	$1,343,148	$ -	$2,632,339	$838,380	$1,539,315	$5,892,800	$95,884	$12,341,866
Chairman of the Board and	2011	$1,315,229	$ -	$3,163,825	$803,600	$2,033,356	$2,749,700	$65,061	$10,130,771
Chief Executive Officer	2010	$1,291,500	$ -	$2,411,076	$1,807,650	$2,665,656	$ -	$104,185	$8,280,067

Leo P. Denault	2012	$669,564	$ -	$647,594	$282,600	$448,779	$972,400	$22,657	$3,043,594
Executive Vice President and	2011	$648,512	$ -	$891,941	$287,000	$587,059	$980,400	$16,756	$3,411,668
Chief Financial Officer	2010	$630,000	$ -	$573,036	$669,500	$758,520	$528,600	$52,276	$3,211,932

Mark T. Savoff	2012	$616,583	$ -	$540,644	$169,560	$412,203	$664,500	$35,775	$2,439,265
Executive Vice President	2011	$603,002	$ -	$746,361	$195,160	$544,499	$634,000	$26,521	$2,749,543
and Chief Operating Officer	2010	$571,077	$ -	$573,036	$401,700	$710,360	$351,900	$64,757	$2,672,830

Richard J. Smith	2012	$654,427	$986,850	$540,644	$188,400	$437,504	$3,031,300	$18,784	$5,857,909
President, Entergy	2011	$645,000	$ -	$746,361	$195,160	$577,920	$1,045,500	$26,319	$3,236,260
Wholesale Commodity	2010	$645,000	$ -	$573,036	$535,600	$776,580	$607,000	$242,032	$3,379,248
Business

Roderick K. West	2012	$584,540	$ -	$647,594	$282,600	$391,791	$991,000	$46,097	$2,943,622
Executive Vice President	2011	$566,162	$ -	$746,361	$195,160	$512,512	$664,800	$20,261	$2,705,256
and Chief Administrative	2010	$441,539	$ -	$495,514	$93,730	$662,200	$207,000	$46,915	$1,946,898
Officer

(1)	Effective February 1, 2013, Mr. Leonard and Mr. Smith retired from the Company. Mr. Denault succeeded Mr. Leonard as Chairman of the Board and Chief Executive Officer. Information presented in the tables reflects the positions and compensation for each of these individuals as of December 31, 2012.

(2)	The amounts in column (c) represent the actual base salary paid to the Named Executive Officer. The 2012 changes in base salaries noted in the Compensation Discussion and Analysis were effective in April 2012.

(3)	The amount in column (d) for Mr. Smith represents the cash bonus paid to him pursuant to his retention agreement. See “Benefits, Prerequisites, Agreements and Post-Termination Plans – Retention Agreements and other Compensation Arrangements” in Compensation Discussion and Analysis.

(4)	The amounts in column (e) represent the aggregate grant date fair value of restricted stock and performance units granted under the 2011 Equity Ownership Plan, each calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”), without taking into account estimated forfeitures. The grant date fair value of the restricted stock is based on the closing price of the Company’s common stock on the date of grant. The grant date fair value of performance units is based on the probable outcome of the applicable performance conditions, measured using a Monte Carlo simulation valuation model. The simulation model applies a risk-free interest rate and an expected volatility assumption. The risk-free rate is assumed to equal the yield on a three-year treasury bond on the grant date. Volatility is based on historical volatility for the 36-month period preceding the grant date. If the highest achievement level is attained, the maximum amounts that will be received with respect to the 2012 performance units are as follows: Mr. Leonard, $3,835,940; Mr. Denault, $770,040; Mr. Savoff, $770,040; Mr. Smith, $770,040; and Mr. West, $770,040.

(5)	The amounts in column (f) represent the aggregate grant date fair value of stock options granted under the 2011 Equity Ownership Plan calculated in accordance with FASB ASC Topic 718. For a discussion of the relevant assumptions used in valuing these awards, see Note 12 to the Financial Statements in our Form 10-K for the year ended December 31, 2012.

(6)	The amounts in column (g) represent cash payments made under the Annual Incentive Plan.

(7)	For Mr. Denault, Mr. Savoff and Mr. West, the amounts in column (h) include the annual actuarial increase in the present value of these Named Executive Officers’ benefits under all pension plans established by the Company using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and includes amounts which these Named Executive Officers may not currently be entitled to receive because such amounts are not vested. For Mr. Leonard and Mr. Smith, who retired in February 2013, the amounts in column (h) were calculated using the rate with which the lump sums will actually be calculated as prescribed by the Internal Revenue Service, resulting in a larger increase in pension value. None of the increase for any of the Named Executive Officers is attributable to above-market or preferential earnings on non-qualified deferred compensation (see “2012 Non-qualified Deferred Compensation”). For 2010, the aggregate change in the actuarial present value of Mr. Leonard’s pension benefits was a decrease of $539,200.

(8)	The amounts set forth in column (i) for 2012 include (a) matching contributions by the Company under the Savings Plan to each of the Named Executive Officers; (b) dividends paid on restricted stock when vested; (c) life insurance premiums; and (d) perquisites and other compensation. The amounts are listed in the following table:

	J. Wayne Leonard	Leo P. Denault	Mark T. Savoff	Richard J. Smith	Roderick K. West
Company Contribution – Savings Plan	$10,500	$10,500	$10,500	$10,500	$10,500
Dividends Paid on Restricted Stock	$13,390	$5,821	$3,494	$3,494	$3,494
Life Insurance Premium	$11,636	$4,041	$7,529	$4,790	$1,673
Perquisites and Other Compensation	$60,358	$2,295	$14,252	-	$30,430

Total	$95,884	$22,657	$35,775	$18,784	$46,097

Effective January 2011 for the officers that constitute the Office of the Chief Executive, we eliminated tax gross-up payments on all perquisites, except for relocation benefits.

Perquisites and Other Compensation

The amounts set forth in column (i) also include perquisites and other personal benefits that we provide to our Named Executive Officers as part of providing a competitive executive compensation program and for employee retention. Beginning in January 2011, we discontinued providing personal financial counseling and club dues for members of the Office of the Chief Executive and in 2012, our Named Executive Officers were offered the following personal benefits: corporate aircraft usage, relocation and housing benefits, annual mandatory physical exams and event tickets. Tickets to cultural and sporting events are purchased for business purposes; if not utilized for business purposes, the tickets are made available to our employees, including our Named Executive Officers, for personal use. The following perquisites were provided by us in 2012.

Named Executive Officer	Event Tickets	Personal Use of Corporate Aircraft	Executive Physicals
J. Wayne Leonard	X	X	X
Leo P. Denault	X		X
Mark T. Savoff	X	X	X
Richard J. Smith	X		X
Roderick K. West	X	X	X

For security and business reasons, we permit our Chief Executive Officer to use our corporate aircraft for personal use at Company expense. Our other Named Executive Officers may use the corporate aircraft for personal travel subject to the approval of our Chief Executive Officer. The aggregate incremental aircraft usage cost associated with Mr. Leonard’s personal use of the corporate aircraft, including the costs associated with travel to outside board meetings, was $54,198 for fiscal year 2012. The aggregate incremental aircraft usage cost associated with Mr. West’s personal use of the aircraft was $26,574. These amounts are reflected in column (i) and the total above. The incremental cost to the Company for use of the corporate aircraft is based on the variable operational costs of each flight, including fuel, maintenance, flight crew travel expense, catering, communications and fees, including flight planning, ground handling and landing permits. None of the other perquisites referenced above exceeded $25,000 for any of the other Named Executive Officers.

2012 Grants of Plan-Based Awards

The following table summarizes award grants during 2012 to the Named Executive Officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)
Name (a)	Grant Date (b)	Thresh- old ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	All Other Stock Awards: Number of Shares of Stock or Units (#) (3) (i)	All Other Option Awards: Number of Securities Under- lying Options (#) (4) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards (5) (l)

J. Wayne Leonard	1/26/12	-	$1,620,331	$3,240,662
	1/26/12				6,725	26,900	53,800				$1,805,259
	1/26/12							11,600			$827,080
	1/26/12								89,000	$71.30	$838,380

Leo P. Denault	1/26/12	-	$472,399	$944,798
	1/26/12				1,350	5,400	10,800				$362,394
	1/26/12							4,000			$285,200
	1/26/12								30,000	$71.30	$282,600

Mark T. Savoff	1/26/12	-	$433,898	$867,796
	1/26/12				1,350	5,400	10,800				$362,394
	1/26/12							2,500			$178,250
	1/26/12								18,000	$71.30	$169,560

Richard J. Smith	1/26/12	-	$460,530	$921,060
	1/26/12				1,350	5,400	10,800				$362,394
	1/26/12							2,500			$178,250
	1/26/12								20,000	$71.30	$188,400

Roderick K. West	1/26/12	-	$412,412	$824,824
	1/26/12				1,350	5,400	10,800				$362,394
	1/26/12							4,000			$285,200
	1/26/12								30,000	$71.30	$282,600

(1)	The amounts in columns (c), (d) and (e) represent minimum, target and maximum payment levels under the Annual Incentive Plan. The actual amounts awarded are reported in column (g) of the Summary Compensation Table.

(2)

The amounts in columns (f), (g) and (h) represent the minimum, target and maximum payment levels under the Long-Term Performance Unit Program. Performance under the program is measured by the Company’s total shareholder return relative to the total shareholder returns of the companies included in the Philadelphia Utility Index. If the Company’s total shareholder return is not at least 25% of that for the Philadelphia Utility Index, there is no payout. Subject to achievement of performance targets, each unit will be converted into one share of the Company’s common stock on the last day of the performance period (December 31, 2014.) Accrued dividends on the shares earned will also be paid in Company stock.

(3)	The amounts in column (i) represent shares of restricted stock granted under the 2011 Equity Ownership Plan. Shares of restricted stock vest over a three-year period, have voting rights and accrue dividends during the vesting period.

(4)	The amounts in column (j) represent options to purchase shares of the Company’s common stock. The options vest one-third on each of the first through third anniversaries of the grant date and have a ten-year term from the date of grant. The options were granted under the 2011 Equity Ownership Plan.

(5)	The amounts in column (l) are valued based on the aggregate grant date fair value of the award calculated in accordance with FASB ASC Topic 718 and, in the case of the performance units, are based on the probable outcome of the applicable performance conditions. See Notes 4 and 5 to the Summary Compensation Table for a discussion of the relevant assumptions used in calculating the grant date fair value.

2012 Outstanding Equity Awards at Fiscal Year-End

The following table summarizes unexercised options, stock that has not vested and equity incentive plan awards for each Named Executive Officer outstanding as of December 31, 2012.

	Option Awards						Stock Awards
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

J. Wayne Leonard	-	89,000(1)			$71.30	1/26/2022
	23,333	46,667(2)			$72.79	1/27/2021
	90,000	45,000(3)			$77.10	1/28/2020
	125,000	-			$77.53	1/29/2019
	175,000	-			$108.20	1/24/2018
	255,000	-			$91.82	1/25/2017
	210,000	-			$68.89	1/26/2016
	165,200	-			$69.47	1/27/2015
	220,000	-			$58.60	3/02/2014
										6,725	(4)	$428,719
										6,500	(5)	$414,375
							11,600	(6)	$739,500
							7,667	(7)	$488,771

Leo P. Denault	-	30,000	(1)		$71.30	1/26/2022
	8,333	16,667	(2)		$72.79	1/27/2021
	33,333	16,667	(3)		$77.10	1/28/2020
	45,000	-			$77.53	1/29/2019
	50,000	-			$108.20	1/24/2018
	60,000	-			$91.82	1/25/2017
	50,000	-			$68.89	1/26/2016

	Option Awards						Stock Awards
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

	35,000	-			$69.47	1/27/2015
	34,995	-			$58.60	3/02/2014
										1,350	(4)	$86,063
										1,475	(5)	$94,031
							4,000	(6)	$255,000
							3,334	(7)	$212,543
							8,000	(8)	$510,000

Mark T. Savoff	-	18,000	(1)		$71.30	1/26/2022
	5,666	11,334	(2)		$72.79	1/27/2021
	20,000	10,000	(3)		$77.10	1/28/2020
	30,000	-			$77.53	1/29/2019
	27,000	-			$108.20	1/24/2018
	35,000	-			$91.82	1/25/2017
	30,000	-			$68.89	1/26/2016
	20,000	-			$69.47	1/27/2015
										1,350	(4)	$86,063
										1,475	(5)	$94,031
							2,500	(6)	$159,375
							2,000	(7)	$127,500

Richard J. Smith	-	20,000	(1)		$71.30	1/26/2022
	5,666	11,334	(2)		$72.79	1/27/2021
	26,666	13,334	(3)		$77.10	1/28/2020
	35,000	-			$77.53	1/29/2019
	35,000	-			$108.20	1/24/2018
	60,000	-			$91.82	1/25/2017
	50,000	-			$68.89	1/26/2016
	40,000	-			$69.47	1/27/2015
	63,600	-			$58.60	3/02/2014
										1,350	(4)	$86,063
										1,475	(5)	$94,031
							2,500	(6)	$159,375
							2,000	(7)	$127,500

Roderick K. West	-	30,000	(1)		$71.30	1/26/2022
	5,666	11,334	(2)		$72.79	1/27/2021
	4,666	2,334	(3)		$77.10	1/28/2020
	5,000	-			$77.53	1/29/2019
	8,000	-			$108.20	1/24/2018
	12,000	-			$91.82	1/25/2017
	1,334	-			$68.89	1/26/2016
	667	-			$69.47	1/27/2015
										1,350	(4)	$86,063
										1,475	(5)	$94,031
							4,000	(6)	$255,000
							2,000	(7)	$127,500
							15,000	(9)	$956,250

(1)	Consists of options that vested or will vest as follows: 1/3 of the options granted vest on each of 1/26/2013, 1/26/2014 and 1/26/2015.

(2)	Consists of options that vested or will vest as follows: 1/2 of the remaining unexercisable options vest on each of 1/27/2013 and 1/27/2014.

(3)	The remaining unexercisable options vested on 1/28/2013.

(4)	Consists of performance units that will vest on December 31, 2014 based on the Company’s total shareholder return performance over the 2012-2014 performance period, as described under “Executive Compensation Elements – Long-Term Incentive Compensation – Performance Unit Program” in Compensation Discussion and Analysis.

(5)	Consists of performance units that will vest on December 31, 2013 based on the Company’s total shareholder return performance over the 2011-2013 performance period.

(6)	Consists of shares of restricted stock that vested or will vest as follows: 1/3 of the shares of restricted stock granted vest on each of 1/26/2013, 1/26/2014 and 1/26/2015.

(7)	Consists of shares of restricted stock that vested or will vest as follows: 1/2 of the shares of restricted stock granted vest on each of 1/27/2013 and 1/27/2014.

(8)	Consists of restricted stock units granted under the 2007 Equity Ownership and Long Term Cash Incentive Plan of Entergy Corporation and Subsidiaries or “2007 Equity Ownership Plan.” The units vested on January 25, 2013.

(9)	Consists of restricted stock units granted under the 2007 Equity Ownership Plan. The units vest on April 30, 2013.

2012 Option Exercises and Stock Vested

The following table provides information concerning each exercise of stock options and each vesting of stock during 2012 for the Named Executive Officers.

	Options Awards		Stock Awards
(a)	(b)	(c)	(d)		(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)

J. Wayne Leonard	195,000	$5,564,637	54,022	(1)	$3,453,577

Leo P. Denault	17,633	$469,305	9,748	(2)	$690,593

Mark T. Savoff	31,800	$338,670	1,049		$74,114

Richard J. Smith	50,000	$1,277,500	1,049		$74,114

Roderick K. West	-	-	1,049		$74,114

(1)	Includes the December 3, 2012 cash settlement of 50,000 restricted stock units granted under the 2007 Equity Ownership.

(2)	Includes the January 25, 2012 cash settlement of 8,000 restricted stock units granted under the 2007 Equity Ownership Plan.

2012 Pension Benefits

The following table shows the present value as of December 31, 2012 of accumulated benefits payable to each of the Named Executive Officers, including the number of years of service credited to each Named Executive Officer, under our retirement plans determined using interest rate and mortality rate assumptions set forth in Note 11 to the Financial Statements in the Form 10-K for the year ended December 31, 2012. Additional information regarding these retirement plans is set forth in Compensation Discussion and Analysis under the heading “Benefits, Perquisites, Agreements and Post-Termination Plans – Pension Plan, Pension Equalization Plan and System Executive Retirement Plan” and following this table. In addition, this section includes information regarding early retirement options under the plans.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During 2012

J. Wayne Leonard(1)	Non-qualified supplemental retirement benefit	14.68	$32,027,000	$ -
	Qualified defined benefit plan	14.68	$686,100	$ -

Leo P. Denault(2)	Non-qualified System Executive Retirement Plan	28.83	$5,479,100	$ -
	Qualified defined benefit plan	13.83	$397,500	$ -

Mark T. Savoff	Non-qualified System Executive Retirement Plan	9.06	$2,536,200	$ -
	Qualified defined benefit plan	9.06	$299,200	$ -

Richard J. Smith(3)	Non-qualified Pension Equalization Plan	36.30	$8,000,500	$ -
	Qualified defined benefit plan	13.34	$626,300	$ -

Roderick K. West	Non-qualified System Executive Retirement Plan	13.75	$2,007,400	$ -
	Qualified defined benefit plan	13.75	$280,600	$ -

(1)	Pursuant to his retention agreement, Mr. Leonard is entitled to a non-qualified supplemental retirement benefit in lieu of participation in the Company’s non-qualified supplemental retirement plans such as the System Executive Retirement Plan or the Pension Equalization Plan. Mr. Leonard was entitled to separate from employment without a reduction in his non-qualified supplemental retirement benefit.

(2)	During 2006, Mr. Denault entered into an agreement granting an additional 15 years of service under the non-qualified System Executive Retirement Plan if he continues to work for an Entergy System company employer until age 55. The additional 15 years increases the present value of his benefit by $1,727,800.

(3)	When Mr. Smith joined the company in 1999, he entered into an agreement granting 22.96 additional years of service under the non-qualified Pension Equalization Plan providing an additional $1,439,600 above the present value of accumulated benefit he would receive under the non-qualified System Executive Retirement Plan.

Qualified Retirement Benefits

The qualified retirement plan is a funded, tax-qualified, noncontributory defined benefit pension plan that provides benefits to most of the non-bargaining unit employees of Entergy System companies. All Named Executive Officers are participants in this plan. Benefits under the tax-qualified pension plan are calculated as an annuity payable at age 65 and equal to 1.5% of a participant’s Eligible Earnings multiplied by years of service. “Eligible Earnings” (generally includes the employee’s salary and eligible incentive awards, other than incentive awards paid under the Annual Incentive Plan for the highest consecutive 60 months during the 120 months preceding termination of employment). Benefits under the tax-qualified plan are payable monthly after attainment of at least age 55 and after separation from the Company. The amount of annual earnings that may be considered in calculating benefits under the tax-qualified pension plan is limited by federal law. Years of service under the pension plan formula cannot exceed 40. Participants are 100% vested in their benefit upon completing 5 years of vesting service. Contributions to the pension plan are made entirely by the Company and are paid into a trust fund from which the benefits of participants will be paid.

Normal retirement under the plan is age 65. Employees who terminate employment prior to age 55 may receive a reduced deferred vested retirement benefit payable as early as age 55 that is actuarially equivalent to the normal retirement benefit (i.e., reduced by 7% per year for the first 5 years preceding age 65, and reduced by 6% for each additional year thereafter). Employees who are at least age 55 with 10 years of vesting service upon termination are entitled to a subsidized early retirement benefit beginning as early as age 55. The subsidized early retirement benefit is equal to the normal retirement benefit reduced by 2% per year for each year that early retirement precedes age 65. Mr. Leonard and Mr. Smith are eligible for subsidized early retirement benefits.

Non-qualified Retirement Benefits

The Named Executive Officers are eligible to participate in certain non-qualified retirement benefit plans that provide retirement income, including the Pension Equalization Plan and the System Executive Retirement Plan. Each of these plans is an unfunded non-qualified defined benefit pension plan that provides benefits to key management employees. In these plans, as described below, an executive is typically enrolled in one or more plans but only paid the amount due under the plan (or combination of plans) that provides the highest benefit. In general, upon disability, participants in the Pension Equalization Plan and the System Executive Retirement Plan remain eligible for continued service credits until recovery or retirement. Generally, spouses of participants who die before commencement of benefits may be eligible for a portion of the participant’s accrued benefit.

All of the Named Executive Officers (other than Mr. Leonard) participate in both the Pension Equalization Plan and System Executive Retirement Plan.

The Pension Equalization Plan

The Pension Equalization Plan is a non-qualified unfunded supplemental retirement plan that provides for the payment to participants from Entergy’s general assets a single lump sum cash distribution upon separation from service generally equal to the actuarial present value of the difference between the amount that would have been payable as an annuity under the tax-qualified pension plan, but for Internal Revenue Code limitations on pension benefits and earnings that may be considered in calculating tax-qualified pension benefits, and the amount actually payable as an annuity under the tax-qualified pension plan. The Pension Equalization Plan also takes into account as “Eligible Earnings” any incentive awards paid under the Annual Incentive Plan and if granted to an individual participant provides supplemental credited service. Participants receive their Pension Equalization Plan benefit in the form of a single sum cash distribution. The benefits under this plan are offset by benefits payable from the qualified retirement plan and may be offset by prior employer benefits. The Pension Equalization Plan benefit attributable to supplemental credited service is not vested until age 65. Subject to the approval of the Entergy System company employer (which approval is deemed given following a change in control), an employee who terminates employment prior to age 65 may be vested in his or her benefit, with payment of the lump sum benefit generally at separation from service unless delayed six months under Internal Revenue Code Section 409A. Benefits payable prior to age 65 are subject to the same reductions as qualified plan benefits.

The System Executive Retirement Plan

The System Executive Retirement Plan provides for a single sum payment at age 65. Like the Pension Equalization Plan, the System Executive Retirement Plan is designed to provide for the payment to participants from Entergy’s general assets of a single-sum cash distribution upon separation from service. The single-sum benefit is generally equal to the actuarial present value of a specified percentage of the participant’s “Final Average Monthly Compensation” (which is generally 1/36th of the sum of the participant’s annual rate of base salary and Annual Incentive Plan award for the 3 highest years during the last 10 years preceding termination of employment), after first being reduced by the value of the participant’s tax-qualified Pension Plan benefit and typically any prior employer pension benefit available to the participant.

While the System Executive Retirement Plan has a replacement ratio schedule from one year of service to the maximum of 30 years of service, the table below offers a sample ratio at 20 and 30 years of service.

Years of Service	Executives at Management Level 1	Executives at Management Levels 2 and 3 – includes the remaining 4 Named Executive Officers	Executives at Management Level 4
20 Years	55.0%	50.0%	45.0%
30 years	65.0%	60.0%	55.0%

The System Executive Retirement Plan benefit is not vested until age 65. Subject to the approval of the Entergy System company employer, an employee who terminates his or her employment prior to age 65 may be vested in the System Executive Retirement Plan benefit, with payment of the lump sum benefit generally at separation from service unless delayed six months under Code Section 409A. Benefits payable prior to age 65 are subject to the same reductions as qualified plan benefits. Further, in the event of a change in control, participants whose employment is terminated without “Cause” or for “Good Reason,” as defined in the Plan are also eligible for a subsidized lump sum benefit payment, even if they do not currently meet the age or service requirements for early retirement under that plan or have company permission to separate from employment. Such lump sum benefit is payable generally at separation from service unless delayed 6 months under Code Section 409A.

Mr. Leonard’s Non-qualified Supplemental Retirement Benefit

Mr. Leonard’s retention agreement provides that if his employment with the Company is terminated for any reason other than for cause (as defined below under “Potential Payments Upon Termination or Change in Control”), he will be entitled to a non-qualified supplemental retirement benefit in lieu of participation in the Company’s non-qualified supplemental retirement plans such as the System Executive Retirement Plan or the Pension Equalization Plan. Mr. Leonard’s non-qualified supplemental retirement benefit is calculated as a single life annuity equal to 60% of his final three-year average compensation (as described in the description of the System Executive Retirement Plan above), reduced to account for benefits payable to Mr. Leonard under the Company’s and a former employer’s qualified pension plans. The benefit is payable in a single lump sum. At December 31, 2012, Mr. Leonard had already attained the age of 55 and was entitled under his retention agreement to his non-qualified supplemental retirement benefit if he were to leave Entergy System company employment other than as the result of a termination for cause. Mr. Leonard became eligible to receive this retirement benefit upon his retirement.

2012 Non-qualified Deferred Compensation

The Executive Deferred Compensation Plan, the 2007 Equity Ownership Plan and the 2011 Equity Ownership Plan allow for the deferral of compensation for the Named Executive Officers. The Company does not “match” amounts that are deferred by employees pursuant to the Executive Deferred Compensation Plan or the equity plans. With the exception of allowing for the deferral of federal and state taxes, the Company provides no additional benefit to the Named Executive Officer for deferring any of the compensation received under these plans. Any increase in value of the deferred amounts results solely from the increase in value of the deemed investment options selected by the Named Executive Officer (phantom Company stock or mutual funds available under the Savings Plan). As of December 31, 2012, none of the Named Executive Officers had deferred compensation balances under the equity ownership plans or the Executive Deferred Compensation Plan.

As of December 31, 2012, Mr. Leonard and Mr. Savoff had deferred account balances under a frozen Defined Contribution Restoration Plan. These amounts are deemed invested, as chosen by the participant, in certain T. Rowe Price investment funds that are also available to participants under the Savings Plan. The Defined Contribution Restoration Plan, until it was frozen in 2005, credited eligible employees’ deferral accounts with employer contributions to the extent contributions under the qualified savings plan in which the employee participated were subject to limitations imposed by the Internal Revenue Code.

All deferrals are credited to the applicable Entergy System company employer’s non-funded liability account. Depending on the plan under which deferral is made, the Named Executive Officers may elect investment in either phantom Company common stock or one or more of several investment options under the Savings Plan. Within limitations of the program, participating Named Executive Officers may move funds from one deemed investment option to another. The participating Named Executive Officers do not have the ability to withdraw funds from the deemed investment accounts except within the terms provided in their deferral elections. Within the limitations prescribed by law as well as the plan, participating Named Executive Officers with deferrals under the Executive Deferred Compensation Plan and/or the equity plans have the option to make a successive deferral of these funds. Assuming a Named Executive Officer does not elect a successive deferral, the Entergy System company employer of the participant is obligated to pay the amount credited to the participant’s account at the earlier of deferral receipt date or separation of service. These payments are paid out of the general assets of the employer and are payable in a lump sum.

Defined Contribution Restoration Plan

Name (a)	Executive Contributions in 2012 (b)	Registrant Contributions in 2012 (c)	Aggregate Earnings in 2012 (1) (d)	Aggregate Withdrawals/ Distributions (e)	Aggregate Balance at December 31, 2012 (f)

J. Wayne Leonard	$ -	$ -	($18,761)	$ -	$208,570

Mark T. Savoff	$ -	$ -	($1,589)	$ -	$17,667

(1)	Amounts in this column are not included in the Summary Compensation Table.

2012 Potential Payments Upon Termination or Change in Control

The Company has plans and other arrangements that provide compensation to a Named Executive Officer if his employment is terminated under specified conditions, including following a change in control of the Company. In addition, we have entered into individual retention agreements with Mr. Leonard and Mr. Denault.

The tables below reflect the amount of compensation each of our Named Executive Officers would have received if his employment with the Company had been terminated under various scenarios as of December 31, 2012. For purposes of these tables, we assumed that our stock price was $63.75, the closing market price on that date.

J. Wayne Leonard

Chairman and Chief Executive Officer

The following table shows certain payments and benefits, excluding vested or earned awards and benefits, which Entergy’s then Chairman and Chief Executive Officer would have been entitled to receive as a result of a termination of his employment under various scenarios as of December 31, 2012:

Benefits and Payments Upon Termination(1)	Voluntary Resignation	For Cause	Termination for Good Reason or Not for Cause	Retirement(8)	Disability	Death	Change in Control(9)	Termination Related to a Change in Control

Annual Incentive Payment(2)	—	—	—	—	—	—	—	$3,240,662

Severance Payment(3)	—	—	—	—	—	—	—	$8,882,116

Performance Units:(4)

2011-2013 Performance Unit Program	—	—	—	$1,104,979	$1,104,979	$1,104,979	—	$1,243,125

2012-2014 Performance Unit Program	—	—	—	$571,646	$571,646	$571,646	—	$1,243,125

Unvested Stock Options(5)	—	—	—	$0	$0	$0	—	$0

Unvested Restricted Stock(6)	—	—	—	—	$491,895	$491,895	—	$1,316,807

Medical and Dental Benefits(7)	—	—	—	—	—	—	—	—

280G Tax Gross-up(10)	—	—	—	—	—	—	—	—

(1)	In addition to the payments and benefits in the table, Mr. Leonard would have been eligible to retire and entitled to receive his vested pension benefits. However, a termination “for cause” would have resulted in forfeiture of Mr. Leonard’s supplemental retirement benefit. Mr. Leonard is not entitled to additional pension benefits upon the occurrence of a change in control. For additional information regarding these vested benefits and awards, see “2012 Pension Benefits.”

(2)	In the event of a qualifying termination related to a change in control, Mr. Leonard would have been entitled under his retention agreement to receive a lump sum severance payment equal to Mr. Leonard’s average maximum annual bonus opportunity under the Annual Incentive Plan for the Company’s two calendar years immediately preceding the calendar year in which his termination occurs. For purposes of this table, we have calculated the award at 200% of target opportunity and assumed a base salary of $1,350,276.

(3)	In the event of a qualifying termination related to a change in control, Mr. Leonard would have been entitled to receive pursuant to his retention agreement a lump sum severance payment equal to the product of 2.99 times the sum of his (a) annual base salary plus (b) his target Annual Incentive Plan award for any fiscal year (other than the fiscal year in which his date of termination occurs) ending after the effective date of his retention agreement.

(4)	In the event of a qualifying termination related to a change in control, including a termination by Mr. Leonard for good reason, or by the Company other than for cause, disability or death, Mr. Leonard would have forfeited his performance units for all open performance periods and would have been entitled to receive a single sum severance payment pursuant to his retention agreement that would not be based on any outstanding performance periods. The payment would have been calculated using the average annual number of performance units he would have been entitled to receive under the Performance Unit Program with respect to the two most recent performance periods preceding the calendar year in which his termination occurs, assuming all performance goals were achieved at target. For purposes of the table, the value of Mr. Leonard’s severance payment was calculated by taking an average of the target performance units from the 2008-2010 Performance Unit Program (16,500 units) and the 2009-2011 Performance Unit Program (22,500 units). This average number of units (19,500 units) multiplied by the closing price of Entergy common stock on December 31, 2012 ($63.75) would equal a severance payment of $1,243,125 for the forfeited performance units.

In the event of Mr. Leonard’s death, disability or retirement not related to a change in control, Mr. Leonard would not have forfeited his performance units for all open performance periods, but rather such performance unit awards would have been pro-rated based on his number of months of participation in each open Performance Unit Program performance cycle. The amount of the award is based on actual performance achieved, with a stock price set as of the end of the performance period, and payable in the form of a lump sum after the completion of the performance period.

2011 - 2013 Plan – 17,333 (26,000 * 24/36) performance units at target, assuming a stock price of $63.75

2012 - 2014 Plan – 8,967 (26,900 * 12/36) performance units at target, assuming a stock price of $63.75

(5)	In the event of retirement, death, disability or a qualifying termination related to a change in control, all of Mr. Leonard’s unvested stock options would immediately vest. In addition, Mr. Leonard would be entitled to exercise any outstanding options during a ten-year term extending from the grant date of the options. For purposes of this table, we assumed that Mr. Leonard exercised his options immediately upon vesting and received proceeds equal to the difference between the closing price of common stock on December 31, 2012, and the exercise price of each option share. As of December 31, 2012, the closing stock price for Mr. Leonard’s unvested options fell below the exercise prices and accordingly are considered “underwater” and are excluded from the table.

(6)	In the event of a qualifying termination related to a change in control, all of Mr. Leonard’s unvested restricted stock would immediately vest. In the event of Mr. Leonard’s death or disability, restrictions would lift on a pro-rated portion of his unvested restricted shares that were scheduled to become vested on the immediately following twelve-month grant date anniversary, based on the number of days worked during such twelve-month period.

(7)	Upon retirement, Mr. Leonard would be eligible for retiree medical and dental benefits, the same as all other retirees. Pursuant to his retention agreement, in the event of a termination related to a change in control, Mr. Leonard would not be eligible to receive additional subsidized COBRA benefits.

(8)	As of December 31, 2012, Mr. Leonard was retirement eligible and would have retired rather than voluntarily resign. Given this scenario, the compensation and benefits available to Mr. Leonard under retirement are substantially the same as available upon voluntary resignation. Effective February 1, 2013, Mr. Leonard retired as Chairman and Chief Executive Officer.

(9)	The 2007 Equity Ownership Plan was amended in December 2010 so that awards granted after December 30, 2010 require an involuntary termination in order to accelerate vesting or trigger severance payments upon a change in control.

(10)	In December 2010, Mr. Leonard voluntarily agreed to amend his retention agreement to eliminate excise tax gross-up payments.

Under the terms of Mr. Leonard’s retention agreement, we were entitled to terminate his employment for cause upon Mr. Leonard’s:

•

willful and continued failure to substantially perform his duties (other than because of physical or mental illness or after he had given notice of termination for good reason) that remained uncured for 30 days after receiving a written notice from the Board; or

•

willfully engaging in conduct that was demonstrably and materially injurious to us and which resulted in a conviction of, or entrance of a plea of guilty or nolo contendere (essentially a form of plea in which the accused refuses to contest the charges) to a felony.

In the event of a change in control, Mr. Leonard was entitled to terminate his employment for good reason upon:

•	the substantial reduction or alteration in the nature or status of his duties or responsibilities;

•	a reduction in his annual base salary;

•	the relocation of his principal place of employment to a location more than 20 miles from his then current place of employment;

•	the failure to pay any portion of his compensation within seven days of its due date;

•	the failure to continue in effect any compensation plan in which he participated and which was material to his total compensation, unless other equitable arrangements were made;

•

the failure to continue to provide benefits substantially similar to those that he then enjoyed under any of the pension, savings, life insurance, medical, health and accident or disability plans, or the taking of any other action which materially reduced any of those benefits or deprived him of any material fringe benefits that he then enjoyed;

•	the failure to provide him with the number of paid vacation days to which he was entitled in accordance with the normal vacation policy; or

•	any purported termination of his employment not taken in accordance with his retention agreement.

Leo P. Denault

Executive Vice President and Chief Financial Officer

The following table shows certain payments and benefits, excluding vested or earned awards and benefits, which the Executive Vice President and Chief Financial Officer would have been entitled to receive as a result of a termination of his employment under various scenarios as of December 31, 2012:

Benefits and Payments Upon Termination(1)	Voluntary Resignation	For Cause	Termination for Good Reason or Not for Cause	Retirement(9)	Disability	Death	Change in Control(10)	Termination Related to a Change in Control

Severance Payment(2)	—	—	$3,430,293	—	—	—	—	$3,430,293

Performance Units:(3)

2011-2013 Performance Unit Program	—	—	$277,313	—	$277,313	$277,313	—	$277,313

2012-2014 Performance Unit Program	—	—	$277,313	—	$277,313	$277,313	—	$277,313

Unvested Stock Options(4)	—	—	$0	—	$0	$0	—	$0

Unvested Restricted Stock(5)	—	—	$502,622	—	$502,622	$502,622	—	$502,622

Unvested Restricted Stock Units(6)	—		$510,000	—	$510,000	$510,000	—	$510,000

COBRA Benefits(7)	—	—	$25,614	—	—	—	—	—

Medical and Dental Benefits(8)	—	—	—	—	—	—	—	$25,614

280G Tax Gross-up(11)	—	—	—	—	—	—	—	—

(1)	In addition to the payments and benefits in the table, Mr. Denault also would have been entitled to receive his vested pension benefits. If Mr. Denault’s employment were terminated under certain conditions relating to a change in control, he would also be eligible for early retirement benefits. For a description of these benefits, see “2012 Pension Benefits.” In addition, Mr. Denault is subject to the following provisions:

•

Retention Agreement.  Mr. Denault’s retention agreement provides that, unless his employment is terminated for cause, he will be granted an additional 15 years of service under the System Executive Retirement Plan if he continues to work for an Entergy System company employer until age 55. Because Mr. Denault had not reached age 55 as of December 31, 2012, he is only entitled to this supplemental credited service and System Executive Retirement Plan supplemental benefits in the event of his death or disability.

•

System Executive Retirement Plan.  If Mr. Denault’s employment were terminated for cause, he would forfeit his benefit under the System Executive Retirement Plan. In the event of a termination related to a change in control, pursuant to the terms of the System Executive Retirement Plan, Mr. Denault would be eligible for subsidized retirement (but not the additional 15 years of service) upon his separation of service even if he does not then meet the age or service requirements for early retirement under the System Executive Retirement Plan or have company permission to separate from employment.

(2)	In the event of a termination (not due to death or disability) by Mr. Denault for good reason or by the Company not for cause (regardless of whether there is a change in control), Mr. Denault would be entitled to receive, pursuant to his retention agreement, a lump sum severance payment equal to the product of 2.99 times the sum of (a) his annual base salary as in effect at any time within one year prior to the effective date of the retention agreement (i.e., 2007) or, if higher, immediately prior to a circumstance constituting good reason plus (b) the greater of (i) his actual annual incentive award under the Annual Incentive Plan for the calendar year immediately preceding the calendar year in which Mr. Denault’s termination date occurs or (ii) Mr. Denault’s Annual Incentive Plan target award for the calendar year in which the effective date of the retention agreement occurred (i.e., 2007). For purposes of this table, we have calculated the award using a base salary of $674,856 and target award of 70%.

(3)	In the event of a termination due to death or disability, by Mr. Denault for good reason, or by the Company not for cause (in all cases, regardless of whether there is a change in control), Mr. Denault would have forfeited his performance units for all open performance periods and would have been entitled to receive a single-sum severance payment pursuant to his retention agreement that would not be based on any outstanding performance periods. The payment would be calculated using the average annual number of performance units he would have been entitled to receive under the Performance Unit Program with respect to the two most recent performance periods preceding the calendar year in which his termination occurs, assuming all performance goals were achieved at target. For purposes of the table, the value of Mr. Denault’s severance payment was calculated by taking an average of the target performance units from the 2008-2010 Performance Unit Program (3,900 units) and the 2009-2011 Performance Unit Program (4,800 units). This average number of units (4,350 units) multiplied by the closing price of Entergy stock on December 31, 2012 ($63.75) would equal a severance payment of $277,313 for the forfeited performance units.

(4)	In the event of his death, disability, termination by Mr. Denault for good reason or by the Company not for cause (regardless of whether there is a change in control), all of Mr. Denault’s unvested stock options would immediately vest. In addition, he would be entitled to exercise any unexercised options during a ten-year term extending from the grant date of the options. For purposes of this table, we assumed that Mr. Denault exercised his options immediately upon vesting and received proceeds equal to the difference between the closing price of common stock on December 31, 2012, and the exercise price of each option share. As of December 31, 2012, the closing stock price for Mr. Denault’s unvested options fell below the exercise prices and accordingly are considered “underwater” and are excluded from the table.

(5)	In the event of his death, disability, termination by Mr. Denault for good reason or by the Company not for cause (regardless of whether there is a change in control), all of Mr. Denault’s unvested restricted stock would immediately vest.

(6)	Mr. Denault’s 8,000 restricted stock units vested on January 25, 2013. Pursuant to his restricted stock unit agreement, any unvested restricted stock units would have vested immediately in the event of a change in control, Mr. Denault’s death or disability, or termination of employment by Mr. Denault for good reason or by the Company not for cause (regardless of whether there is a change in control).

(7)	Pursuant to his retention agreement, in the event of a termination by Mr. Denault for good reason or by the Company not for cause, Mr. Denault would be eligible to receive Company-subsidized COBRA benefits for 18 months.

(8)	Pursuant to the System Executive Continuity Plan, in the event of a termination related to a change in control, Mr. Denault would be eligible to receive Company-subsidized medical and dental benefits for 18 months.

(9)	As of December 31, 2012, Mr. Denault is not eligible for retirement.

(10)	The 2007 Equity Ownership Plan was amended in December 2010 so that awards granted after December 30, 2010 require an involuntary termination in order to accelerate vesting or trigger severance payments upon a change in control.

(11)	In December of 2010, Mr. Denault voluntarily agreed to amend his retention agreement to eliminate excise tax gross-up payments.

Under the terms of Mr. Denault’s retention agreement, Entergy may terminate his employment for cause upon Mr. Denault’s:

•

continuing failure to substantially perform his duties (other than because of physical or mental illness or after he has given notice of termination for good reason) that remains uncured for 30 days after receiving a written notice from the Personnel Committee;

•	willfully engaging in conduct that is demonstrably and materially injurious to Entergy;

•

conviction of or entrance of a plea of guilty or nolo contendere to a felony or other crime that has or may have a material adverse effect on his ability to carry out his duties or upon Entergy’s reputation;

•	material violation of any agreement that he has entered into with Entergy; or

•	unauthorized disclosure of Entergy’s confidential information.

Mr. Denault may terminate his employment for good reason upon:

•	the substantial reduction in the nature or status of his duties or responsibilities;

•	a reduction of 5% or more in his base salary as in effect on the date of the retention agreement;

•	the relocation of his principal place of employment to a location other than the corporate headquarters;

•

the failure to continue to allow him to participate in programs or plans providing opportunities for equity awards, stock options, restricted stock, stock appreciation rights, incentive compensation, bonus and other plans on a basis not materially less favorable than enjoyed at the time of the retention agreement (other than changes similarly affecting all senior executives);

•

the failure to continue to allow him to participate in programs or plans with opportunities for benefits not materially less favorable than those enjoyed by him under any of our pension, savings, life insurance, medical, health and accident, disability or vacation plans at the time of the retention agreement (other than changes similarly affecting all senior executives); or

•	any purported termination of his employment not taken in accordance with his retention agreement.

Mr. Denault may terminate his employment for good reason in the event of a change in control upon:

•	the substantial reduction or alteration in the nature or status of his duties or responsibilities;

•	a reduction in his annual base salary;

•	the relocation of his principal place of employment to a location more than 20 miles from his current place of employment;

•	the failure to pay any portion of his compensation within seven days of its due date;

•	the failure to continue in effect any compensation plan in which he participates and which is material to his total compensation, unless other equitable arrangements are made;

•

the failure to continue to provide benefits substantially similar to those that he currently enjoys under any of the pension, savings, life insurance, medical, health and accident or disability plans, or Entergy taking of any other action which materially reduces any of those benefits or deprives him of any material fringe benefits that he currently enjoys;

•	the failure to provide him with the number of paid vacation days to which he is entitled in accordance with the normal vacation policy; or

•	any purported termination of his employment not taken in accordance with his retention agreement.

Mark T. Savoff

Executive Vice President and Chief Operating Officer

The following table shows certain payments and benefits, excluding vested or earned awards and benefits, which our Executive Vice President and Chief Operating Officer would have been entitled to receive as a result of a termination of his employment under various scenarios as of December 31, 2012:

Benefits and Payments Upon Termination(1)	Voluntary Resignation	For Cause	Termination for Good Reason or Not for Cause	Retirement(7)	Disability	Death	Change in Control(8)	Termination Related to a Change in Control

Severance Payment(2)	—	—	—	—	—	—	—	$3,150,718

Performance Units:(3)

2011-2013 Performance Unit Program	—	—	—	—	$250,729	$250,729	—	$277,313

2012-2014 Performance Unit Program	—	—	—	—	$114,750	$114,750	—	$277,313

Unvested Stock Options(4)	—	—	—	—	$0	$0	—	$0

Unvested Restricted Stock(5)	—	—	—	—	$117,634	$117,364	—	$308,247

Medical and Dental Benefits(6)	—	—	—	—	—	—	—	$25,614

280G Tax Gross-up(9)	—	—	—	—	—	—	—	—

(1)	In addition to the payments and benefits in the table, if Mr. Savoff’s employment were terminated under certain conditions relating to a change in control, Mr. Savoff would have been entitled to receive his vested pension benefits and would have been eligible for early retirement benefits. For a description of these benefits, see “2012 Pension Benefits.” If Mr. Savoff’s employment were terminated for cause, he would forfeit his benefit under the System Executive Retirement Plan.

(2)	In the event of a qualifying termination related to a change in control, Mr. Savoff would be entitled to receive, pursuant to the System Executive Continuity Plan, a lump sum severance payment equal to the product of 2.99 times the sum of (a) his annual base salary as in effect at any time within one year prior to the commencement of a change in control period or, if higher, immediately prior to a circumstance constituting good reason plus (b) his annual incentive, calculated using the average annual target opportunity under the Annual Incentive Plan for the two calendar years immediately preceding the calendar year in which the participant’s date of termination occurs. For purposes of this table, we have assumed a 70% target opportunity and a base salary of $619,854.

(3)	In the event of a qualifying termination related to a change in control, Mr. Savoff would have forfeited his performance units for the 2011-2013 and 2012-2014 performance periods and would have been entitled to receive, pursuant to the equity ownership plans, a single-sum severance payment that would not be based on any outstanding performance periods. For both the 2011-2013 performance period and the 2012-2014 performance period, the payment would have been calculated using the average annual number of performance units he would have been entitled to receive under each Performance Unit Program with respect to the two most recent performance periods preceding the calendar year in which his termination occurs, assuming all performance goals were achieved at target. For purposes of the table, the value of Mr. Savoff’s severance payment was calculated by taking an average of the target performance units from the 2008-2010 Performance Unit Program (3,900 units) and the 2009-2011 Performance Unit Program (4,800 units). This average number of units (4,350 units) multiplied by the closing price of Entergy stock on December 31, 2012 ($63.75) would equal a severance payment of $277,313 for the forfeited performance units.

In the event of Mr. Savoff’s death or disability not related to a change in control, Mr. Savoff would not have forfeited his performance units for all open performance periods, but rather such performance unit awards would have been pro-rated based on his number of months of participation in each open Performance Unit Program performance cycle. The amount of the award is based on actual performance achieved, with a stock price set as of the end of the performance period, and payable in the form of a lump sum after the completion of the performance period. For purposes of the table, the value of Mr. Savoff’s awards were calculated as follows:

2011 - 2013 Plan – 3,933 (5,900 * 24/36) performance units at target, assuming a stock price of $63.75

2012 - 2014 Plan – 1,800 (5,400 *12/36) performance units at target, assuming a stock price of $63.75

(4)	In the event of his death, disability or a change in control, all of Mr. Savoff’s unvested stock options granted prior to December 30, 2010 would immediately vest. In the event of his death, disability or qualifying termination related to a change in control, all of Mr. Savoff’s unvested stock options granted on or after December 30, 2010 would immediately vest. In addition, he would be entitled to exercise any unexercised options during a ten-year term extending from the grant date of the options. For purposes of this table, we assumed that Mr. Savoff exercised his options immediately upon vesting and received proceeds equal to the difference between the closing price of common stock on December 31, 2012, and the exercise price of each option share. As of December 31, 2012, the closing stock price for Mr. Savoff’s unvested options fell below the exercise prices and accordingly are considered “underwater” and are excluded from the table.

(5)	In the event of his death or disability, Mr. Savoff would immediately vest in a pro-rated portion of the unvested restricted stock that was otherwise scheduled to become vested on the immediately following twelve (12)-month grant date anniversary date (as well as dividends declared on the pro-rated portion of such restricted stock). The pro-rated vested portion would be determined based on the number of days between the most recent preceding twelve (12)-month grant date anniversary date and the date of his death or Disability. In the event of his qualifying termination related to a change in control, Mr. Savoff would immediately vest in all unvested restricted stock.

(6)	Pursuant to the System Executive Continuity Plan, in the event of a termination related to a change in control, Mr. Savoff would be eligible to receive Company-subsidized COBRA benefits for 18 months.

(7)	As of December 31, 2012, compensation and benefits available to Mr. Savoff under this scenario are substantially the same as available under a voluntary resignation.

(8)

With respect to grants made under the 2007 Equity Ownership Plan prior to December 30, 2010, plan participants are entitled to receive an acceleration of certain benefits based solely upon a change in control of the Company and without regard to whether their employment is terminated as a result of a change in control. The accelerated benefits in the event of a change in control are as follows:

•	All unvested stock options would become immediately exercisable; and

•	Severance benefits in place of performance units become payable as described in footnote 3 above.

The 2007 Equity Ownership Plan was amended in December 2010 so that awards granted on or after December 30, 2010 require a qualifying involuntary termination in order to accelerate vesting or trigger severance payments.

(9)	In December 2010, the System Executive Continuity Plan was amended to eliminate excise tax gross up payments.

Richard J. Smith

President, Entergy Wholesale Commodity Business

The following table shows certain payments and benefits, excluding vested or earned awards and benefits, which the President, Entergy Wholesale Commodity Business would have been entitled to receive as a result of a termination of his employment under various scenarios as of December 31, 2012:

Benefits and Payments Upon Termination(1)	Voluntary Resignation	For Cause	Termination for Good Reason or Not for Cause	Retirement(7)	Disability	Death	Change in Control(8)	Termination Related to a Change in Control

Severance Payment(2)	—	—	—	—	—	—	—	$3,344,106

Performance Units(3)

2011-2013 Performance Unit Program	—	—	—	$250,729	$250,729	$250,729	—	$277,313

2012-2014 Performance Unit Program	—	—	—	$114,750	$114,750	$114,750	—	$277,313

Unvested Stock Options(4)	—	—	—	$0	$0	$0	—	$0

Unvested Restricted Stock(5)	—	—	—	—	$117,364	$117,364	—	$308,247

Medical and Dental Benefits(6)	—	—	—	—	—	—	—	—

280G Tax Gross-up(9)	—	—	—	—	—	—	—	—

(1)	In addition to the payments and benefits in the table, Mr. Smith would have been eligible to retire and entitled to receive his vested pension benefits. For a description of the pension benefits available to Named Executive Officers, see “2012 Pension Benefits.” In the event of a termination related to a change in control, pursuant to the terms of the Pension Equalization Plan, Mr. Smith would be eligible for subsidized early retirement even if he does not have company permission to separate from employment. If Mr. Smith’s employment were terminated for cause, he would forfeit his benefit under the Pension Equalization Plan.

(2)	In the event of a qualifying termination related to a change in control, Mr. Smith would be entitled to receive, pursuant to the System Executive Continuity Plan, a lump sum severance payment equal to the product of 2.99 times the sum of (a) his annual base salary as in effect at any time within one year prior to the commencement of a change in control period or, if higher, immediately prior to a circumstance constituting good reason plus (b) his annual incentive, calculated using the average annual target opportunity derived under the Annual Incentive Plan for the two calendar years immediately preceding the calendar year in which the participant’s termination occurs. For purposes of this table, we have assumed a 70% target opportunity and a base salary of $657,900.

(3)

In the event of a qualifying termination related to a change in control, Mr. Smith would have forfeited his performance units for the 2011-2013 and 2012-2014 performance periods and would have been entitled to receive, pursuant to the equity ownership plans, a single-sum severance payment that would not be based on any outstanding performance periods. For both the 2011-2013 performance period and the 2012-2014 performance period, the payment would have been calculated using the average annual number of performance units he would have been entitled to receive under the Performance Unit Program with respect to the two most recent performance periods preceding the calendar year in which his termination occurs, assuming all performance goals were achieved at target. For purposes of the table, the value of Mr. Smith’s severance payment was calculated by taking an average of the target performance units from the 2008-2010 Performance Unit Program (3,900 units) and the 2009-2011 Performance Unit Program (4,800 units). This average number of units (4,350 units) multiplied by the closing price of Entergy stock on December 31, 2012 ($63.75) would equal a severance payment of $277,313 for the forfeited performance units.

In the event of Mr. Smith’s death, disability or retirement not related to a change in control, Mr. Smith would not have forfeited his performance units for all open performance periods, but rather such performance unit awards would have been pro-rated based on his number of months of participation in each open Performance Unit Program performance cycle. The amount of the award is based on actual performance achieved, with a stock price set as of the end of the performance period, and payable in the form of a lump sum after the completion of the performance period. For purposes of the table, the value of Mr. Smith’s awards were calculated as follows:

2011 - 2013 Plan – 3,933 (5,900 *24/36) performance units at target, assuming a stock price of $63.75

2012 - 2014 Plan – 1,800 (5,400 *12/36) performance units at target, assuming a stock price of $63.75

(4)	In the event of his retirement, death, disability or a change in control, all of Mr. Smith’s unvested stock options granted prior to December 30, 2010 would immediately vest. In the event of his retirement, death, disability, or qualifying termination related to a change in control, all of Mr. Smith’s unvested stock options granted on or after December 30, 2010 would immediately vest. In addition, he would be entitled to exercise any unexercised options for the remainder of the ten-year term extending from the grant date of the options. For purposes of this table, we assumed that Mr. Smith exercised his options immediately upon vesting and received proceeds equal to the difference between the closing price of common stock on December 31, 2012, and the exercise price of each option share. As of December 31, 2012, the closing stock price for Mr. Smith’s unvested options fell below the exercise prices and accordingly are considered “underwater” and are excluded from the table.

(5)	In the event of his death or disability, Mr. Smith would immediately vest in a pro-rated portion of the unvested restricted stock that was otherwise scheduled to become vested on the immediately following twelve (12)-month grant date anniversary date (as well as dividends declared on the pro-rated portion of such restricted stock). The pro-rated vested portion would be determined based on the number of days between the most recent preceding twelve (12)-month grant date anniversary date and the date of his death or Disability. In the event of his qualifying termination related to a change in control, Mr. Smith would immediately vest in all unvested restricted stock.

(6)	Upon retirement, Mr. Smith would be eligible for retiree medical and dental benefits. Pursuant to the System Executive Continuity Plan, in the event of a qualifying termination related to a change in control, Mr. Smith would not be eligible to receive additional subsidized medical and dental benefits.

(7)	As of December 31, 2012, Mr. Smith was retirement eligible and would have retired rather than voluntarily resign. Given that scenario, the compensation and benefits available to Mr. Smith were substantially the same as available with a voluntary resignation. Effective February 1, 2013, Mr. Smith retired as President, Entergy Wholesale Commodity Business.

(8)	With respect to grants made under the 2007 Equity Ownership Plan prior to December 30, 2010, plan participants are entitled to receive an acceleration of certain benefits based solely upon a change in control of the Company and without regard to whether their employment is terminated as a result of a change in control. The accelerated benefits in the event of a change in control are as follows:

•	All unvested stock options would become immediately exercisable; and

•	Severance benefits in place of performance units become payable as described in footnote 3 above.

The 2007 Equity Ownership Plan was amended in December 2010 so that awards granted on or after December 30, 2010 require a qualifying involuntary termination in order to accelerate vesting or trigger severance payment upon a change in control.

(9)	In December 2010, the System Executive Continuity Plan was amended to eliminate excise tax gross up payments.

Roderick K. West

Executive Vice President & Chief Administrative Officer

The following table shows certain payments and benefits, excluding vested or earned awards and benefits, which the Executive Vice President & Chief Administrative Officer would have been entitled to receive as a result of a termination of his employment under various scenarios as of December 31, 2012:

Benefits and Payments Upon Termination(1)	Voluntary Resignation	For Cause	Termination for Good Reason or Not for Cause	Retirement(8)	Disability	Death	Change in Control(9)	Termination Related to a Change in Control

Severance Payment(2)	—	—	—	—	—	—	—	$2,994,700

Performance Units:(3)

2011-2013 Performance Unit Program	—	—	—	—	$250,729	$250,729	—	$277,313

2012-2014 Performance Unit Program	—	—	—	—	$114,750	$114,750	—	$277,313

Unvested Stock Options(4)	—	—	—	—	$0	$0	—	$0

Unvested Restricted Stock(5)	—	—	—	—	$148,601	$148,601	—	$408,786

Unvested Restricted Stock Units(6)	—	—	$956,250	—	—	—	$956,250	$956,250

Medical and Dental Benefits(7)	—	—	—	—	—	—	—	$25,614

280G Tax Gross-up(10)	—	—	—	—	—	—	—	—

(1)	In addition to the payments and benefits in the table, if Mr. West’s employment were terminated under certain conditions relating to a change in control, Mr. West also would have been entitled to receive his vested pension benefits and would have been eligible for early retirement benefits. For a description of the pension benefits, see “2012 Pension Benefits.” If Mr. West’s employment were terminated for cause, he would forfeit his benefit under the System Executive Retirement Plan.

(2)	In the event of a qualifying termination related to a change in control, Mr. West would be entitled to receive pursuant to the System Executive Continuity Plan a lump sum severance payment equal to the product of 2.99 times the sum of (a) his annual base salary as in effect at any time within one year prior to the commencement of a change in control period or, if higher, immediately prior to a circumstance constituting good reason plus (b) his annual incentive, calculated using the average annual target opportunity under the Annual Incentive Plan for the two calendar years immediately preceding the calendar year in which the participant’s termination occurs. For purposes of this table, a 70% target opportunity and a base salary of $589,160 was assumed.

(3)

In the event of a qualifying termination related to a change in control, Mr. West would have forfeited his performance units for the 2011-2013 and 2012-2014 performance periods and would have been entitled to receive, pursuant to the equity ownership plans, a single-sum severance payment that would not be based on any outstanding performance periods. For both the 2011-2013 performance period and the 2012-2014 performance period, the payment would have been calculated using the average annual number of performance units he would have been entitled to receive under the Performance Unit Program with respect to the two most recent performance periods preceding the calendar year in which his termination occurs, assuming all performance goals were achieved at target. For purposes of the table, the value of Mr. West’s severance payment was calculated by taking an average of the target performance units from the 2008-2010 Performance Unit Program (3,900 units) and the 2009-2011 Performance Unit Program (4,800 units). This average number of units (4,350 units) multiplied by the closing price of Entergy stock on December 31, 2012 ($63.75) would equal a severance payment of $277,313 for the forfeited performance units.

In the event of Mr. West’s death or disability not related to a change in control, Mr. West would not have forfeited his performance units for all open performance periods, but rather such performance unit awards would have been pro-rated based on his number of months of participation in each open Performance Unit Program performance cycle. The amount of the award is based on actual performance achieved, with a stock price set as of the end of the performance period, and payable in the form of a lump sum after the completion of the performance period. For purposes of the table, the value of Mr. West’s awards were calculated as follows:

2011 - 2013 Plan – 3,933 (5,900 * 24/36) performance units at target, assuming a stock price of $63.75

2012 - 2014 Plan – 1,800 (5,400 *12/36) performance units at target, assuming a stock price of $63.75

(4)	In the event of death, disability or a change in control, all of Mr. West’s unvested stock options granted prior to December 30, 2010 would immediately vest. In the event of his death, disability or qualifying termination related to a change in control, all of Mr. West’s unvested stock options granted on or after December 30, 2010 would immediately vest. In addition, he would be entitled to exercise any unexercised options during a ten-year term extending from the grant date of the options. For purposes of this table, we assumed that Mr. West exercised his options immediately upon vesting and received proceeds equal to the difference between the closing price of common stock on December 31, 2012, and the exercise price of each option share. As of December 31, 2012, the closing stock price for Mr. West’s unvested options fell below the exercise prices and accordingly are considered “underwater” and are excluded from the table.

(5)	In the event of his death or disability, Mr. West would immediately vest in a pro-rated portion of the unvested restricted stock that was otherwise scheduled to become vested on the immediately following twelve (12)-month grant date anniversary date (as well as dividends declared on the pro-rated portion of such restricted stock). The pro-rated vested portion would be determined based on the number of days between the most recent preceding twelve (12)-month grant date anniversary date and the date of his death or Disability. In the event of his qualifying termination related to a change in control, Mr. West would immediately vest in all unvested restricted stock.

(6)	Mr. West’s 15,000 restricted stock units vest 100% in 2013. Pursuant to his restricted stock unit agreement, any unvested restricted stock units will vest immediately in the event of a change in control or a termination for good reason or not for cause.

(7)	Pursuant to the System Executive Continuity Plan, in the event of a termination related to a change in control, Mr. West would be eligible to receive Company- subsidized COBRA benefits for 18 months.

(8)	As of December 31, 2012, compensation and benefits available to Mr. West under this scenario are substantially the same as available with a voluntary resignation.

(9)	With respect to grants made under the 2007 Equity Ownership Plan prior to December 30, 2010, plan participants are entitled to receive an acceleration of certain benefits based solely upon a change in control of the Company and without regard to whether their employment is terminated as a result of a change in control. The accelerated benefits in the event of a change in control are as follows:

•	All unvested stock options would become immediately exercisable; and

•	Severance benefits in place of performance units become payable as described in footnote 3 above.

The 2007 Equity Ownership Plan was amended in December 2010 so that awards granted after December 30, 2010 require a qualifying involuntary termination in order to accelerate vesting or trigger severance payments.

(10)	In December 2010, the System Executive Continuity Plan was amended to eliminate excise tax gross-up payments.

Termination Related to a Change in Control

Under our System Executive Continuity Plan, our Named Executive Officers will be entitled to the benefits described in the tables above in the event of a termination related to a change in control if their employment is terminated other than for cause or if they terminate their employment for good reason, in each case within a period ending 24 months following the effective date of a change in control.

A change in control includes the following events:

•	The purchase of 30% or more of either our common stock or the combined voting power of our voting securities;

•	the merger or consolidation of the Company (unless our Board members constitute at least a majority of the board members of the surviving entity);

•	the liquidation, dissolution or sale of all or substantially all of our assets; or

•

a change in the composition of our Board such that, during any two-year period, the individuals serving at the beginning of the period no longer constitute a majority of our Board at the end of the period.

We may terminate a Named Executive Officer’s employment for cause under the System Executive Continuity Plan if he:

•	fails to substantially perform his duties for a period of 30 days after receiving notice from our Board;

•	engages in conduct that is injurious to us or any of our subsidiaries;

•	is convicted or pleads guilty to a felony or other crime that materially and adversely affects his ability to perform his duties or our reputation;

•	violates any agreement with us or any of our subsidiaries; or

•	discloses any of our confidential information without authorization.

A Named Executive Officer may terminate his employment with us for good reason under the System Executive Continuity Plan if, without his consent:

•	the nature or status of his duties and responsibilities is substantially altered or reduced compared to the period prior to the change in control;

•	his salary is reduced by 5% or more;

•	he is required to be based outside of the continental United States at somewhere other than his primary work location prior to the change in control;

•	any of his compensation plans are discontinued without an equitable replacement;

•	his benefits or number of vacation days are substantially reduced; or

•	his employment is purported to be terminated other than in accordance with the System Executive Continuity Plan.

In addition to participation in the System Executive Continuity Plan, upon the completion of a transaction resulting in a change in control of the Company, benefits already accrued under our System Executive Retirement Plan, Pension Equalization Plan and Supplemental Retirement Plan, if any, will become fully vested if the executive is involuntarily terminated without cause or terminates employment for good reason. Any awards granted under the equity ownership plans will become fully vested upon a change in control and the executive is involuntarily terminated without cause or terminates employment for good reason. In 2010, we eliminated tax gross up payments for any severance benefits paid under the System Executive Continuity Plan.

Under certain circumstances, the payments and benefits received by a Named Executive Officer pursuant to the System Executive Continuity Plan may be forfeited and, in certain cases, subject to repayment. Benefits are no longer payable under the System Executive Continuity Plan, and unvested performance units under the Performance Unit Program are subject to forfeiture, if the executive:

•	accepts employment with us or any of our subsidiaries;

•	elects to receive the benefits of another severance or separation program;

•	removes, copies or fails to return any property belonging to us or any of our subsidiaries;

•	discloses non-public data or information concerning us or any of our subsidiaries; or

•	violates his non-competition provision, which generally runs for two years but extends to three years if permissible under applicable law.

Furthermore, if the executive discloses non-public data or information concerning us or any of our subsidiaries or violates his non-competition provision, he will be required to repay any benefits previously received under the System Executive Continuity Plan.

Termination for Cause

If a Named Executive Officer’s employment is terminated for “cause” (as defined in the System Executive Continuity Plan and described above under “Termination Related to a Change in Control”), he is generally entitled to the same compensation and separation benefits described below under “Voluntary Resignation,” except that all options may no longer be exercisable.

Voluntary Resignation

If a Named Executive Officer voluntarily resigns from his Entergy System company employer, he is entitled to all accrued benefits and compensation as of the separation date, including qualified pension benefits (if any) and other post-employment benefits on terms consistent with those generally available to our other salaried employees. In the case of voluntary resignation, the officer would forfeit all unvested stock options, shares of restricted stock and restricted units as well as any perquisites to which he or she is entitled as an officer. In addition, the officer would forfeit, except as described below, his or her right to receive incentive payments under any outstanding performance periods under the Long Term Performance Unit Program or the Annual Incentive Plan. If the officer resigns after the completion of an Annual Incentive Plan or Performance Unit Program performance period, he could receive a payout under the Performance Unit Program based on the outcome of the performance cycle and could, at the Company’s discretion, receive an annual incentive payment under the Annual Incentive Plan. Any vested stock options held by the officer as of the separation date will expire the earlier of ten years from date of grant or 90 days from the last day of active employment.

Retirement

Under our retirement plans, a Named Executive Officer’s eligibility for retirement benefits is based on a combination of age and years of service. Normal retirement is defined as age 65. Early retirement is defined under the qualified retirement plan as minimum age 55 with 10 years of service and in the case of the System Executive Retirement Plan and the supplemental credited service under the Pension Equalization Plan, the consent of the Entergy System company employer.

Upon a Named Executive Officer’s retirement, he is generally entitled to all accrued benefits and compensation as of the separation date, including qualified pension benefits and other post-employment benefits consistent with those generally available to salaried employees. The annual incentive payment under the Annual Incentive Plan is pro-rated based on the actual number of days employed during the performance year in which the retirement date occurs. Similarly, payments under the Performance Unit Program for those retiring with a minimum 12 months of participation are pro-rated based on the actual full months of participation, in each outstanding performance cycle, in which the retirement date occurs. In each case, payments are delivered at the conclusion of each annual or performance cycle, consistent with the timing of payments to active participants in the Annual Incentive Plan and the Performance Unit Program, respectively. Unvested stock options issued under our equity ownership plans vest on the retirement date and expire ten years from the grant date of the options. Any restricted stock units held (other than those issued under the Performance Unit Program) by the executive upon his or her retirement are forfeited, and perquisites are not available following the separation date.

Disability

If a Named Executive Officer’s employment is terminated due to disability, he generally is entitled to the same compensation and separation benefits described above under “Retirement,” except that restricted stock units may be subject to specific disability benefits (as noted, where applicable, in the tables above).

Death

If a Named Executive Officer dies while actively employed by an Entergy System company employer, he generally is entitled to the same compensation and separation benefits described above under “Retirement,” including:

•	all unvested stock options will vest immediately;

•	vested stock options will expire ten years from the grant date; and

•	restricted stock units may be subject to specific death benefits depending on the restricted stock unit agreement (as noted, where applicable, in the tables above).

2012 NON-EMPLOYEE DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required by the Company of members of the Board.

2012 Cash Compensation Paid to Board Members

Quarterly Cash Retainer.  From January 2012 until May 31, 2012, each non-employee director received a quarterly cash retainer equal to the value of 75 shares of our common stock. Effective June, 1 2012, each of our non-employee directors receives a quarterly cash retainer equal to $12,500.

Meeting Attendance Fees. In addition to receiving a quarterly cash retainer, each non-employee director receives a fee for attending Board and committee meetings:

Meeting	Fee
Board Meetings	$1,500
Committee Meetings(1) (in conjunction with Board meetings)	$1,000
Committee Meetings(1) (different location from Board and other committee meetings)	$2,000
Telephone Meetings	One-half of applicable fees

(1)	If a director attends a meeting of a committee on which that director does not serve as a member, he or she receives one-half of the applicable fees of an attending member.

Presiding Director, Chair and Nuclear Committee Cash Retainers.  In 2012, the Presiding Director received an annual cash retainer of $20,000. The chairs of the Audit Committee and Nuclear Committee each received an annual cash retainer of $15,000 and the chairs of each of the Personnel Committee, Corporate Governance Committee and Finance Committee received an annual cash retainer of $10,000. In addition, members of the Nuclear Committee will receive an additional annual cash retainer of $5,000 for the 2012-2013 Board term.

2012 Equity-Based Compensation

All non-employee directors receive two types of equity-based compensation grants: common stock and phantom units (which are the economic equivalent of one share of our common stock).

Quarterly Common Stock Grants. From January 2012 until May 31, 2012, each non-employee director received a quarterly grant of 150 shares of common stock. Effective June, 1 2012, instead of a quarterly stock grant of 150 shares of common stock, non-employee directors receive a quarterly stock grant of shares with a fair market value at the time of grant equal to $11,250. Directors may elect to defer receipt of these shares and receive phantom units of Entergy common stock in lieu of the quarterly common stock grant. The phantom units are paid in cash in an amount equal to the market value of our common stock at the time of distribution. Deferred shares accrue dividend equivalents until distribution.

Service Recognition Program. Previously, under the Service Recognition Program for Outside Directors, non-employee directors were credited with 800 phantom units representing shares of common stock for each year of service on the Board. Effective June 1, 2012, instead of an annual grant of 800 phantom units, non-employee directors receive an annual grant of phantom units having a value of $60,000 on the date of grant. All phantom units granted under this program are vested at the time of grant and payable upon the conclusion of the director’s service on the Board. Upon the conclusion of his or her service on the Board, for each phantom unit held by a director, the director will receive the cash equivalent of one share of common stock on the date of the director’s retirement or separation from the Board. Payouts under the Service Recognition Program occur over a five-year period in equal annual installments. Phantom units accumulate dividend equivalents. In the event of a change in control (as defined in the program) and the termination of the director’s service, the phantom units become immediately payable.

Other Benefits

Non-employee directors receive $1,500 for participation in director education programs, director orientation or business sessions, inspection trips or conferences not held on the same day as a Board meeting. The Company also reimburses non-employee directors for their expenses in attending Board and committee meetings, director education programs and other Board-related activities. The Company also purchased director and officer liability insurance, life insurance, accidental death and disability insurance and aircraft accident insurance for its non-employee directors. Effective June 1, 2102, we have eliminated the life and accidental death and disability insurance benefits for directors. In addition, each non-employee director may receive an annual physical at the Company’s expense. As of January 1, 2012, our directors no longer receive tax gross-ups on any benefits they receive.

2012 Director Compensation Table

The table below provides information regarding non-employee director compensation for the fiscal year ended December 31, 2012:

Name(1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (5)		Option Awards ($)	All Other Compensation ($) (6)	Total ($)
(a)	(b)	(c)		(d)	(g)	(h)
		Stock Grants(3)	Retirement Accruals(4)
Maureen S. Bateman	$119,587	$42,222	$51,624	$-	$43,810	$257,243
Gary W. Edwards	$102,337	$42,222	$51,624	$-	$19,748	$215,931
Alexis M. Herman	$86,837	$42,222	$51,624	$-	$22,792	$203,475
Donald C. Hintz	$107,837	$42,222	$51,624	$-	$24,314	$225,997
Stuart L. Levenick	$91,087	$42,222	$51,624	$-	$16,487	$201,420
Blanche L. Lincoln	$89,337	$42,222	$51,624	$-	$5,372	$188,555
Stewart C. Myers	$80,087	$42,222	$51,624	$-	$8,952	$182,885
William A. Percy, II	$96,587	$42,222	$51,624	$-	$33,191	$223,624
W.J. “Billy” Tauzin	$85,587	$42,222	$51,624	$-	$15,266	$194,699
Steven V. Wilkinson	$110,087	$42,222	$51,624	$-	$24,127	$228,060

(1)	J. Wayne Leonard, the Company’s Chairman and Chief Executive Officer in 2012, is not included in this table as he was an employee of the Company and thus received no additional compensation for his service as a director. The compensation received by Mr. Leonard as an employee of the Company is shown in the Summary Compensation Table on page 32.

(2)	The amounts reported in column (b) consist of all fees earned or paid in cash for services as a director, including retainer fees, Presiding Director and Chair fees, and meeting fees, all of which are described under “Cash Compensation” above.

(3)	The amounts in this column represent the aggregate grant date fair value determined in accordance with FASB ASC Topic 718 for the shares of common stock granted on a quarterly basis to each non-employee director during 2012. For a discussion of the relevant assumptions used in valuing these awards, see Note 12 to the Financial Statements in our Form 10-K for the year ended December 31, 2012.

(4)	The amounts in this column represent the aggregate grant date fair value determined in accordance with FASB ASC Topic 718 for the phantom units granted to each director. In 2012, under the Service Recognition Program for Outside Directors, each non-employee director received 800 phantom units representing shares of common stock. The director’s rights in the phantom units are vested at the time of grant and the director is entitled to receive, upon the conclusion of service on the Board, the cash equivalent of one share of common stock for each phantom unit held by the director on the date of the director’s retirement or separation.

(5)	As of the end of 2012, the outstanding phantom units issued under the Service Recognition Program for Outside Directors held by each of our directors were: Ms. Bateman 9,600; Mr. Edwards 5,431; Ms. Herman 7,200; Mr. Hintz 6,400; Mr. Levenick 5,431; Ms. Lincoln 1,000; Mr. Myers 2,183; Mr. Percy 9,854; Mr. Tauzin 5,293; and Mr. Wilkinson 6,827. As of December 31, 2012, Mr. Hintz had 20,000 unexercised options outstanding.

(6)	The amounts in column (g) include dividends accrued under the Service Recognition Program and the following perquisites: (a) Company paid physical exams and related expenses; (b) personal air travel; (c) Company paid premiums for $25,000 life insurance and $25,000 accidental death and disability insurance for the period from January 1 through May 31, 2012; (d) Entergy system aircraft accident insurance when flying on Company business; and (e) training. Effective January 1, 2012, we discontinued paying tax gross-ups on any perquisites received by the directors after such date.

PERSONNEL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Each member of the Personnel Committee is an independent director. During the last completed fiscal year, none of the Personnel Committee members has served as an officer of the Company, and none of the Company’s executive officers served as a member of a compensation committee or board of directors of any other entity, which had an executive officer serving as a member of the Company’s Board of Directors.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

As of March 27, 2013, our records and other information available from external sources indicated that the following shareholders were the beneficial owners of more than five percent of our common stock. The information below is as reported in their filings with the SEC. We are not aware of any other beneficial owner of more than five percent of our common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Barrow, Hanley, Mewhinney & Strauss, LLC(1) 2200 Ross Avenue 31st Floor Dallas, Texas 75201	9,730,741	5.47%

BlackRock, Inc.(2) 40 East 52nd Street New York, New York 10022	12,427,878	6.99%

Franklin Resources, Inc.(3) One Franklin Parkway San Mateo, California 94403	10,926,000	6.1%

State Street Corporation(4) One Lincoln Street Boston, Massachusetts 02111	9,043,655	5.1%

T. Rowe Price Associates, Inc.(5) 100 E. Pratt Street Baltimore, Maryland 21202	14,614,663	8.2%

(1)	Based on a Schedule 13G filed with the SEC on February 12, 2013, Barrow, Hanley, Mewhinney & Strauss, LLC has indicated that it has sole voting power over 3,344,418 shares, shared voting power with respect to 6,386,323 shares and sole power to dispose or direct the disposition of 9,730,741 shares.

(2)	Based on a Schedule 13G filed with the SEC on February 6, 2013, BlackRock, Inc. has indicated that it has sole voting power over 12,427,878 shares and sole power to dispose or direct the disposition of 12,427,878 shares.

(3)	Based on a Schedule 13G filed with the SEC on February 12, 2013, Franklin Resources, Inc. has indicated that it has sole voting power over 10,841,000 shares and sole power to dispose or direct the disposition of 10,926,000 shares.

(4)	Based on a Schedule 13G filed with the SEC on February 11, 2013, State Street Corporation has indicated that it has shared voting power over 9,043,655 shares and shared power to dispose or direct the disposition of 9,043,655 shares.

(5)	Based on a Schedule 13G filed with the SEC on February 11, 2013, T. Rowe Price Associates, Inc. has indicated that it has sole voting power over 5,143,675 shares of Entergy common stock and sole power to dispose or to direct the disposition of 14,589,963 shares of Entergy common stock.

COMMON STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership of our common stock and stock-based units as of January 31, 2013 for all directors and Named Executive Officers. Unless otherwise noted, each person had sole voting and investment power over the number of shares of common stock and stock-based units set forth across from his or her name.

Name	Shares(1)	Options Exercisable Within 60 Days	Stock Units(2)

Entergy Corporation
Maureen S. Bateman	4,943	-	9,600
Leo P. Denault	26,725	351,662	-
Gary W. Edwards	1,627	-	7,874
Alexis M. Herman	5,777	-	7,200
Donald C. Hintz	9,558	20,000	7,493
J. Wayne Leonard	348,273	1,361,533	3,271
Stuart L. Levenick	4,443	-	5,431
Blanche L. Lincoln	1,132	-	1,000
Stewart C. Myers	2,101	-	2,183
William A. Percy, II	3,743	-	13,904
Mark T. Savoff	11,590	189,333	277
Richard J. Smith	58,657	341,600	-
W. J. Tauzin	4,343	-	5,293
Roderick K. West	13,813	55,334	-
Steven V. Wilkinson	5,498	-	6,827
All directors and executive officers as a group (20 persons)	551,535	2,617,812	70,353

(1)	The number of shares of Entergy Corporation common stock owned by each individual and by all directors and executive officers as a group does not exceed one percent of the outstanding Entergy Corporation common stock.

(2)	Represents the balances of phantom units each executive holds under the defined contribution restoration plan and the deferral provisions of the equity ownership plans. These units will be paid out in either Entergy common stock or cash equivalent to the value of one share of Entergy common stock per unit on the date of payout, including accrued dividends. The deferral period is determined by the individual and is at least two years from the award of the bonus. For our directors, the phantom units are issued under the Service Recognition Program for Outside Directors. All non-employee directors are credited with units for each year of service on the Board. In addition, Messrs. Edwards, Hintz and Percy have deferred receipt of some of their quarterly stock grants. The deferred shares will be settled in cash in an amount equal to the market value of our common stock at the end of the deferral period.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised of four independent directors. All members meet the independence criteria as defined by the NYSE. During 2012, the Audit Committee complied with its written Charter, as adopted by the Board of Directors. The Charter, which was most recently revised in May 2011, is available on Entergy’s website.

The Audit Committee is responsible for overseeing Entergy’s accounting and financial reporting processes and audits of Entergy’s financial statements. As set forth in its charter, the Audit Committee acts only in an oversight capacity and relies on the work and assurances of management, which has primary responsibility for Entergy’s financial statements and reports, Entergy’s internal auditors, as well Entergy’s independent registered public accounting firm, Deloitte & Touche LLP (Deloitte & Touche) which is responsible for expressing an opinion on the conformity of Entergy’s audited financial statements to generally accepted accounting principles.

The Committee held 13 meetings during 2012. The meetings were designed to facilitate and encourage private communication between the Committee and management, the internal auditors, and Deloitte & Touche. During these meetings, the Committee reviewed and discussed the audited annual financial statements and the unaudited interim financial statements with management and Deloitte & Touche. The Committee also received and discussed written communications from both management and Deloitte & Touche regarding internal controls over financial reporting as required by applicable rules of the Public Company Accounting Oversight Board, and applicable SEC rules.

The discussions with Deloitte & Touche also included the matters required by the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee received the written disclosures and the letter from the independent registered public accounting firm pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm communication with the Audit Committee concerning independence, and has discussed with Deloitte & Touche its independence. Deloitte & Touche provides no internal audit services for Entergy and the Audit Committee has concluded that non-audit services provided by Deloitte & Touche are compatible with maintaining its independence.

Based on the above-referenced reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Entergy’s Annual Report on Form 10-K.

The Audit Committee of the Entergy Corporation Board of Directors:

Steven V. Wilkinson, Chair	Stuart L. Levenick
Maureen S. Bateman	Blanche L. Lincoln

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

A representative of Deloitte & Touche LLP will be present at the meeting and will be available to respond to appropriate questions by shareholders and will be given an opportunity to make a statement if the representative desires to do so.

Aggregate fees billed to Entergy and its subsidiaries for the years ended December 31, 2012 and 2011 by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, which includes Deloitte Consulting, were as follows:

	2012	2011

Audit Fees	$11,162,397	$9,096,870
Audit-Related Fees(a)	540,000	740,000

Total audit and audit-related fees	$11,702,397	$9,836,870
Tax Fees(b)	-	46,083
All Other Fees	-	-

Total Fees(c)	$11,702,397	$9,882,953

(a)	Includes fees for employee benefit plan audits, consultation on financial accounting and reporting, and other attestation services.

(b)	Includes fees for tax advisory services.

(c)	100% of fees paid in 2012 and 2011 were pre-approved by the Audit Committee.

Audit Committee Guidelines for Pre-Approval of Independent Auditor Services

The Audit Committee has adopted the following guidelines regarding the engagement of Entergy’s independent auditor to perform services for Entergy:

1.	The independent auditor will provide the Audit Committee, for approval, an annual engagement letter outlining the scope of services proposed to be performed during the fiscal year, including audit services and other permissible non-audit services (e.g. audit related services, tax services, and all other services).

2.	For other permissible services not included in the engagement letter, Entergy management will submit a description of the proposed service, including a budget estimate, to the Audit Committee for pre-approval. Management and the independent auditor must agree that the requested service is consistent with the SEC’s rules on auditor independence prior to submission to the Audit Committee. The Audit Committee, at its discretion, will pre-approve permissible services and has established the following additional guidelines for permissible non-audit services provided by the independent auditor:

•	Aggregate non-audit service fees are targeted at fifty percent or less of the approved audit service fee.
•	All other services should only be provided by the independent auditor if it is the only qualified provider of that service or if the Audit Committee specifically requests the service.

3.	The Audit Committee will be informed quarterly as to the status of pre-approved services actually provided by the independent auditor.

4.	To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Audit Committee Chair or its designee the authority to approve permissible services and fees. The Audit Committee Chair or designee will report action taken to the Audit Committee at the next scheduled Audit Committee meeting.

5.	The Vice President and General Auditor will be responsible for tracking all independent auditor fees and will report on such fees quarterly to the Audit Committee.

MATTERS REQUIRING SHAREHOLDER ACTION

Proposal 1 –    Election of Directors

At our Annual Meeting, 10 people will be elected as members of the Board of Directors; in each case, to serve until the next annual meeting and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. The Corporate Governance Committee of the Board of Directors has nominated the 10 people listed below for election at the Annual Meeting. Each nominee is currently serving as a director of the Company. Proxies cannot be voted for a greater number of directors than the 10 nominees as identified in this Proxy Statement.

There are no family relationships among our executive officers and directors. All of the nominees have indicated that they will be available to serve as directors. In the event that any nominee should become unavailable, however, the proxy holders will vote for a nominee or nominees designated by the Board, unless the Board chooses to reduce the number of directors serving on the Board.

If you sign your proxy card but do not give instructions with respect to voting for directors, your shares will be voted for the 10 persons recommended by the Board of Directors.

The Board of Directors unanimously recommends that the shareholders vote FOR the election of each nominee.

2013 NOMINEES FOR THE BOARD OF DIRECTORS

The following pages contain information concerning each of the nominees for director, including each nominee’s age as of December 31, 2012, period served as a director, position (if any) with the Company, business experience, directorships of other publicly-owned corporations (if any) and other professional affiliations.

MAUREEN SCANNELL BATEMAN	Age 69	Director Since 2000
New York, New York
• Managing Director, Rose Hill Consultants since June 2010
• Former Of Counsel, Butzel Long (legal services) 2007 to 2010
• Former General Counsel, Manhattanville College 2007-2010
• Former Partner, Holland & Knight LLP (legal services) 2004-2007
• Former Executive Vice President and General Counsel of State Street Corporation (banking and financial services for institutional investors)
• Former Managing Director and General Counsel of United States Trust Company of New York (banking, trust and investment advisory services)
• Director of Evercore Trust Company
• Vice President – General of the American Irish Historical Society
• Trustee of the Gregorian University Foundation
• Director of Boston Bar Foundation
• Fellow of the American Bar Association
• Trustee-Fellow of Fordham University
• Treasurer and a Director of Fordham Law Alumni Trustees

Ms. Bateman’s qualifications to serve on the Board include her extensive experience in the banking and financial services industries, her skills as an accomplished corporate attorney, and her experience as a director or trustee of various private companies, charitable organizations and foundations.

LEO P. DENAULT	Age 53	Director Since 2013
New Orleans, Louisiana
• Chairman of the Board of Directors of Entergy Corporation since February 1, 2013
• Chief Executive Officer of Entergy Corporation and Entergy Services, Inc. since February 1, 2013
• Executive Vice President and Chief Financial Officer, Entergy Corporation 2004 to January 31, 2013
• Director of Edison Electric Institute
• Director of Institute of Nuclear Power Operations
Mr. Denault’s qualifications to serve on the Board include his extensive senior executive experience in the utility industry, his deep knowledge of the Company now as our Chairman and Chief Executive Officer and previously as our Executive Vice President and Chief Financial Officer.

GARY W. EDWARDS	Age 71	Director Since 2005
Houston, Texas
• Presiding Director of the Board of Directors of Entergy Corporation since October 2006
• Former Senior Executive Vice President of Conoco Inc. 1999-2001; Former Executive Vice President of Conoco Inc. 1991-1999; Former Senior Vice President of DuPont 1991-1999
• Former Director of Sunoco, Inc. and Sunoco Logistics Partners L.P.
• Director of The Methodist Hospital, Houston, Texas
• Director Emeritus of Yellowstone Park Foundation
• Former Trustee of Kansas State University Foundation
• Member of Advisory Board of Theatre Under the Stars, Houston, Texas
• Former Member of Advisory Board of Compass Partners, LLP, New York (investment banking firm) 2002-2010
Mr. Edwards’ qualifications to serve on the Board include his senior executive skills and experience, his knowledge of the oil and gas industry, and his experience as a director of public and private companies, charitable organizations and foundations.

ALEXIS M. HERMAN	Age 65	Director Since 2003
McLean, Virginia
• Chair and Chief Executive Officer of New Ventures, LLC (corporate consultants) since 2001
• Director of The Coca-Cola Company, Cummins, Inc. and MGM Resorts International
• Former Secretary of Labor of the United States of America
• Former White House Assistant to the President of the United States of America
• Director of George Meany National Labor College, Bush-Clinton Haiti Fund and National Urban League
• Chair, Toyota Motor Corporation North American Diversity Advisory Board
• Chair, Diversity and Inclusion Business Advisory Board of Sodexho, Inc.
• Former Director of Presidential Life Insurance Company
Ms. Herman’s qualifications to serve on the Board include her experience in governmental affairs as former Secretary of Labor and White House Assistant to the President and as a director of public companies.

DONALD C. HINTZ	Age 69	Director Since 2004
Punta Gorda, Florida

• Former President, Entergy Corporation and Entergy Services, Inc.; former President and Chief Executive Officer of Entergy Operations, Inc.; and former President and Chief Operating Officer of System Energy Resources, Inc. (retirement commenced in 2004)

• Member of the U.S. Department of Energy’s Nuclear Energy Advisory Committee
• Former President and Vice President of the American Nuclear Society
• Director of Ontario Power Generation Inc.
• Former Director of Electric Power Research Institute Board
• Member of International Technical Advisory Board of Nuclear Electric Insurance Limited
• Chair of the Nuclear Electric Insurance Limited International Technical Advisory Committee

Mr. Hintz’s qualifications to serve on the Board include his extensive knowledge of the Company and its business as its former President and his experience in the nuclear industry, including as a member of various advisory boards and other industry bodies.

STUART L. LEVENICK	Age 59	Director Since 2005
Peoria, Illinois
• Group President and Executive Office Member of Caterpillar Inc. (a manufacturer of construction and mining equipment) since 2004
• Director of W. W. Grainger, Inc. (distributes facility maintenance products)
• Executive Director of U.S. Chamber of Commerce, Washington, D.C.
• Executive Director and Chairman of Association of Equipment Manufacturers, Washington, D.C.
Mr. Levenick’s qualifications to serve on the Board include his extensive senior executive experience at a major manufacturing company and his experience as a public company director.

BLANCHE LAMBERT LINCOLN	Age 52	Director Since 2011
Arlington, Virginia
• Special Policy Advisor, Alston & Bird LLP (legal services) since 2011
• Former United States Senator for the State of Arkansas 1999-2011
• Former United States Representative for the State of Arkansas 1993-1997
• Former Chair, U.S. Senate Committee on Agriculture, Nutrition and Forestry
• Former Member, U.S. Senate Committee on Finance, Committee on Energy and Natural Resources, and Special Committee on Aging
• Former Member of the U.S. House Committee on Energy and Commerce, Committee on Agriculture and Committee on Natural Resources (formerly House Committee on Merchant Marine and Fisheries)
Ms. Lincoln’s qualifications to serve on the Board include her extensive experience in governmental and legislative affairs as a former member of the U.S. House and Senate and her strong ties to the State of Arkansas (one of our service territories).

STEWART C. MYERS	Age 72	Director Since 2009
Cambridge, Massachusetts
• Robert C. Merton (1970) Professor of Financial Economics at the Massachusetts Institute of Technology Sloan School of Management
• Principal and Director of The Brattle Group (economic consulting firm) since 1991
• Co-Author, Principles of Corporate Finance
• Past President, American Finance Association
• Research Associate, National Bureau of Economic Research
Mr. Myers’ qualifications to serve on the Board include his corporate finance expertise, including his leadership in the development of modern finance theory.

W. J. “BILLY” TAUZIN	Age 69	Director Since 2005
Washington, DC
• Owner, Tauzin Strategic Networks (a consulting firm) since July 2010
• Consultant (Affiliate), Tauzin Consultants, LLC (a consulting firm) since January 2011
• Former President and Chief Executive Officer, Pharmaceutical Research and Manufacturers of America (PhRMA) (trade association) 2005-2010
• Former United States Representative for the State of Louisiana 1980-2005
• Former Chairman, U.S. House Committee on Energy and Commerce
• Former Chairman, U.S. Subcommittee on Telecommunications, Trade and Consumer Affairs
• Former Chairman, U.S. House Subcommittee on Coast Guard and Maritime Transportation
• Former Member, Louisiana House of Representatives 1972-1980
• Former Board Chairman, South Louisiana Savings & Loan Association
• Attorney-At-Law, State of Louisiana
• Lead Independent Director of LHC Group, Inc.

Mr. Tauzin’s qualifications to serve on the Board include his extensive experience in governmental and legislative affairs and his experience as trustee or director of public and private companies and organizations.
STEVEN V. WILKINSON	Age 71	Director Since 2003
Watersmeet, Michigan
• Retired Audit Partner, Arthur Andersen LLP (international public accounting firm)
• Director of Cabot Microelectronics Corporation
Mr. Wilkinson’s qualifications to serve on the Board include his deep accounting and finance skills and experience and his experience as a public company director.

The Board includes a diverse group of leaders in their respective fields. Many of the current directors have leadership experience at major domestic and international companies and experience on other companies’ boards, which provide an understanding of different business processes, challenges, and strategies. Others have experience in government relations. All have personal traits such as candor, integrity, commitment, and collegiality that are essential to an effective board of directors. The Corporate Governance Committee believes that each of the foregoing nominees enhances the collective knowledge and capabilities of the Board and is well qualified to serve as a director of Entergy. The non-employee director nominees collectively also satisfy the Committee’s goal of geographical diversity, with the 10 nominees residing in nine states and the District of Columbia, including nominees with strong ties to the states of Arkansas, Louisiana and Texas where we have significant operations. The Committee based the selection of each of its nominees on, among other things, its evaluation of the foregoing experience, qualifications, attributes and skills and its view that each nominee possesses the requisite judgment and integrity to serve with distinction on the Board of Directors.

Proposal 2 –    Ratification of Appointment of Deloitte & Touche LLP as Independent Registered Public Accountants for 2013

The Audit Committee annually reviews the qualifications, performance and independence of the Company’s independent auditors in accordance with regulatory requirements and guidelines and evaluates whether to change the Company’s independent auditors.

Based on this review, the Audit Committee has appointed Deloitte & Touche LLP as independent auditors to conduct the Company’s annual audit for 2013. Deloitte & Touche LLP has served as the Company’s independent auditors since 2001. Although shareholder approval is not required for the appointment of Deloitte & Touche LLP, the Board and the Audit Committee have determined that it would be desirable as a good corporate governance practice to request the shareholders to ratify the selection of Deloitte & Touche LLP as our independent auditors. Ratification requires the affirmative vote of a majority of the shares entitled to vote on the matter and present in person or represented by proxy at the Annual Meeting. If the shareholders do not ratify the appointment, the Audit Committee may reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may select different independent auditors if it subsequently determines that such a change would be in the best interest of the Company and its shareholders.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they wish. They will be available to respond to questions from shareholders at the meeting.

The Board of Directors and the Audit Committee unanimously recommend that the shareholders vote FOR the ratification of the appointment of Deloitte & Touche LLP.

Proposal 3 –    Advisory Vote to Approve Named Executive Officer Compensation

Background of the Proposal

Pursuant to Section 14A of the Exchange Act, the Company asks that you approve, on an advisory basis, the compensation paid to our Named Executive Officers as disclosed in this Proxy Statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation Tables.” This is the third year that the Company is asking shareholders to vote on this type of proposal, known as the “say-on-pay” proposal. At the Annual Meeting of Shareholders held in 2012 approximately 98% of the total votes cast were voted in favor of the Company’s say-on-pay proposal. Consistent with the direction of our shareholders, the advisory vote on Named Executive Officer compensation is held on an annual basis until the next non-binding shareholder vote on the frequency with which the advisory vote on Name Executive Officer compensation should be held.

Since your vote on this resolution is a non-binding advisory vote, it will not be binding on the Board of Directors. However, the Board of Directors and the Personnel Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Executive Compensation

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, our compensation principles and underlying programs are designed to attract, motivate and retain key executives who are crucial to our long-term success. The compensation paid to our Named Executive Officers reflects our commitment to pay for performance. A significant percentage of our Named Executive Officers’ compensation is made in the form of long-term incentive awards that incentivize management to achieve results to the mutual benefit of shareholders and management. Moreover, a significant portion of our Named Executive Officers’ cash compensation is paid in the form of annual performance bonuses which are paid based on the achievement of pre-defined performance measures. In addition, the Company recognizes that a strong governance framework is essential to an effective executive compensation program. This framework and executive compensation philosophy are established by an independent Personnel Committee that is advised by an independent executive compensation consultant.

The following items reflect our commitment to pay for performance and to maintaining a strong executive compensation governance framework:

•

Variable compensation is heavily weighted toward long-term incentives to align compensation with sustained shareholder returns; in 2012, 100% of long-term incentive awards for Named Executive Officers were performance-based, consisting of performance units, stock options and shares of restricted stock.

•

Incentive plans that are based upon targets that are approved by the Personnel Committee at the beginning of the applicable performance period, and which have minimum thresholds and maximum payment caps.

•

An annual risk assessment conducted by the Company’s management and reviewed and approved by our Personnel Committee to evaluate whether incentive programs drive behaviors that are demonstrably within the risk management parameters the Committee deems prudent.

•	“Double-triggers” for Named Executive Officers for severance benefits and equity acceleration in the event of a change in control with equity grants effective January 1, 2011 and beyond.

•	No excise tax gross-up payments for Named Executive Officers upon the payment of severance benefits in the event of a change in control.

•	A recoupment policy to claw back compensation under appropriate circumstances that is applicable to all incentive compensation paid to our Section 16 officers.

•	A policy that prohibits hedging, pledging and other speculative transactions in our common stock by our directors and employees.

•

Maximum payout under our Long-Term Performance Unit Program of 200% of target beginning with the 2011-2013 performance cycle, combined with an increase in the minimum payout from 10% to 25% of target, to better align with market practice.

•

Payouts under the Long-Term Performance Unit Program, beginning with the 2012–2014 performance period, in the form of one hundred percent of their awards in shares of Entergy common stock rather than in cash. Executive officers will be required to retain these shares until they satisfy their stock ownership requirements.

•	No club dues, financial counseling or gross-up payments on perquisites, except relocation benefits, for the members of the Office of the Chief Executive.

The Compensation Discussion and Analysis discussion beginning on page 12 includes additional details about our executive compensation programs. We believe the information provided above and within the Compensation Discussion and Analysis section of this Proxy Statement demonstrates that our executive compensation programs have been designed appropriately and work effectively to align management’s interests with the interests of shareholders. Accordingly, the Board of Directors requests that you approve our executive compensation programs and philosophy by approving the following advisory resolution:

RESOLVED that the shareholders of Entergy Corporation approve, on an advisory basis, the compensation of its Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and any related information found in the Proxy Statement of Entergy Corporation.

The Board of Directors unanimously recommends that the shareholders vote FOR the advisory resolution approving the Company’s Named Executive Officer compensation.

Proposal 4 –    Shareholder Proposal Regarding Lobbying Disclosure

The Benedictine Sisters of Virginia, Saint Benedict Monastery, 9535 Linton Hall Road, Bristow, Virginia 20136, has advised us that it plans to introduce the following proposal at the Annual Meeting. Upon receiving a request, we will promptly provide the number of shares owned by this organization.

Proposal

Whereas, corporate lobbying exposes our company to risks that could affect the company’s stated goals, objectives, and ultimately shareholder value, and

Whereas, we rely on the information provided by our company to evaluate goals and objectives, and we, therefore, have a strong interest in full disclosure of our company’s lobbying to assess whether our company’s lobbying is consistent with its expressed goals and in the best interests of shareholders and long term value.

Resolved, the shareholders of Entergy Corporation (“Entergy”) request the Board authorize the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Entergy used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Entergy’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of the decision making process and oversight by management and the Board for making payments described in section 2 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Entergy is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees of the Board and posted on the company’s website.

Supporting Statement

As shareholders, we encourage transparency and accountability in the use of staff time and corporate funds to influence legislation and regulation both directly and indirectly. We believe such disclosure is in shareholders’ best interests. Absent a system of accountability, company assets could be used for objectives contrary to Entergy’s long-term interests.

Entergy spent approximately $9.29 million in 2010 and 2011 on direct federal lobbying activities (Senate reports). These figures do not include lobbying expenditures to influence legislation in states. Entergy lobbies at the state level with at least 99 lobbyists in 8 states between 2003 and 2011 (National Institute on Money in State Politics). Entergy sits on the board of the Chamber of Commerce. The Chamber of Commerce has been characterized as “by far the most muscular business lobby group in Washington” (“Chamber of Secrets,” Economist, April 21, 2012) and has spent over $300 million on lobbying since 2010. Entergy does not comprehensively disclose its trade association memberships or payments on its website, and it is unclear whether the disclosure of dues used for lobbying includes all payments made to trade associations. We encourage our Board to require comprehensive disclosure related to direct, indirect and grassroots lobbying

The Board of Directors’ Statement in Opposition to the Shareholder Proposal Regarding Lobbying Disclosure

The Board believes that the Company has a legitimate interest in participating in the legislative and regulatory process at the federal, state, and local levels of government when such participation is in the best interest of the Company and its stockholders. The Company is committed to transparency, accountability, and continuous improvement, including in the area of lobbying-related activities. The Company complies with all federal and state lobbying registration and disclosure requirements. Additionally, since the receipt of the proponent’s resolution, the Company has undertaken to enhance its lobbying-related activities standards, procedures, and documents and also has enhanced its website disclosures to address concerns raised by the resolution. The Company believes that these enhancements, together with the Company’s existing policies, practices, and procedures, satisfy the main purpose of the proponent’s resolution.

Oversight

The Company’s legislative and regulatory activities are overseen by the Company’s Senior Vice President – Federal Governmental Affairs who also approves the participation or the engagement of individuals and/or entities which perform any federal lobbying activities on behalf of the Company. For each subsidiary of the Company, these activities must be approved by the applicable subsidiary’s Vice President for External or Governmental Affairs. Additionally, management provides regular updates on lobbyists and lobbying activities to the Chief Administrative Officer of the Company and the Corporate Governance Committee. Moreover, Entergy’s Board has adopted the Public Policy and Advocacy Policy which can be found on our website at http://www.entergy.com/investor_relations/corporate_governance.aspx. This policy outlines our principles on political and lobbing activities, including our policy which prohibits corporate contributions directly to federal, state or local candidates.

Reporting

The website also provides our stockholders with useful information about political contributions and lobbying, including an annual posting of a report on political contributions made by Entergy and its subsidiaries to political parties, political committees and political entities organized under Section 527 of the Code and the portion of annual dues or payments made by Entergy to all trade associations in excess of $50,000 that are not deductible under Section 162(e)(1) of the Code. The report also discloses information concerning Entergy’s sponsorship of ENPAC and ENPAC-NY, their purposes, governance mechanisms and that information about ENPAC’s activities can be found on the Federal Elections Commission and the New York State Board of Elections websites. Future reports will also include information about our contributions to entities organized under 501(c)(4) of the Code and our lobbying activities.

The Company and its subsidiaries fully comply with all federal and state lobbying registration and disclosure requirements, which include filing all required reports with Congress and with the applicable state ethics agencies. These reports on federal lobbying activities are readily available for public review on the websites of the U.S. House (www.house.gov) and the U.S. Senate (www.senate.gov) and provide information on activities associated with influencing legislation through communication with any member or employee of

Congress or with any covered executive branch official. The federal reports also provide disclosure on expenditures for the applicable quarter, describe the specific pieces of legislation that were the topic of communications, and identify the employees who were registered to lobby on behalf of the Company or any of its subsidiaries. Subsidiaries of the Company and their registered lobbyists file similar publicly-available reports at the state level that are available for review from the applicable state ethics agencies.

Conclusion

Based on the above, the Board believes that publicly-available information on the Company’s lobbying activities, including information made available on the Company’s website in response to the proponent’s resolution, is understandable and, together with the oversight of the Company’s legislative and regulatory activities by the Board and management discussed above, satisfies the main purpose of the proponent’s resolution. The additional information requested by the proponent would be unduly burdensome and would not materially enhance the Company’s current disclosure of its legislative and regulatory activities.

The Board of Directors unanimously recommends that the shareholders vote AGAINST this proposal.

Proposal 5 –    Shareholder Proposal Regarding Nuclear Fuel

The State of New York Office of the State Comptroller, 633 Third Avenue 31st Floor, New York, New York 10017 has advised us that it plans to introduce the following proposal at the Annual Meeting. Upon receiving a request, we will promptly provide the number of shares owned by this organization.

Proposal

WHEREAS, Entergy Corporation currently owns and operates nine nuclear power plants in New York, Michigan, Mississippi, Massachusetts, Louisiana, Arkansas, and Vermont, and

WHEREAS, the increased density of spent fuel rods increases the possibility of a fire in a spent fuel pool in the case of a loss of cooling, and

WHEREAS, the National Academy of Science found that “dry cask storage has several potential safety and security advantages over pool storage” (National Academy of Sciences, National Research Council, Committee on the Safety and Security of Commercial Spent Nuclear Fuel Storage, Safety and Security of Commercial Spent Nuclear Fuel Storage; Public Report, 2006), and

WHEREAS, the Union of Concerned Scientists recommends that companies operating nuclear plants transfer spent nuclear fuel from storage pools into dry casks once it has cooled (U.S. Nuclear Power after Fukushima: Common Sense Recommendations for Safety and Security, 2011), and

THEREFORE, be it resolved that shareholders request that Entergy’s Board of Directors adopt and implement a policy to better manage the dangers that might arise from an accident or sabotage by minimizing the storage of waste in spent fuel pools and transferring such waste at the earliest safe time into dry cask storage, and report to shareholders on progress quarterly, at reasonable expense and excluding proprietary or confidential information.

The Board of Directors’ Statement in Opposition to the Shareholder Proposal Regarding Nuclear Fuel

The Board of Directors has carefully considered the proposal, including the proponent’s assertions about the storage of waste in spent fuel pools. Naturally, the Board is sensitive to the concerns underlying the shareholder’s proposal. Indeed, the Company has numerous longstanding measures intended to address the very concerns raised by the proposal. In light of these preexisting practices and policies, as described in further detail below, the Board does not believe that it is in the best interests of our shareholders and the Company to approve the proposal. Instead, approval of the proposal would unduly interfere with and limit the Company’s flexibility in addressing the ever-changing and complex universe of scientific, engineering and regulatory standards related to nuclear plant operations.

The Company takes very seriously its responsibility to operate every phase of its nuclear facilities safely, and it has developed a strong record in this regard. The U.S. Nuclear Regulatory Commission (“NRC”) has promulgated extensive regulations addressing the monitoring, safety, security, radiological, and environmental aspects of handling of spent nuclear fuel at commercial nuclear plants. The NRC’s regulations also require power plants to take adequate measures to protect the public from the possibility of exposure to radioactive release caused by acts of sabotage. Entergy already has in place processes and procedures designed to address the requirements of these NRC regulations and to safely and securely manage spent nuclear fuel at its nuclear reactors. All of the Company’s practices relating to the storage of spent fuel are designed to protect against the very concerns raised in the proposal.

The Company’s existing practices relating to spent fuel storage not only already attend to the underlying concerns of the proposal but are also evaluated and fine-tuned by executive and plant management on an ongoing basis in response to changing industry norms and in light of the most recent scientific, engineering and regulatory standards. The Board also takes seriously its role in overseeing and managing the Company’s safe spent fuel storage practices. Several years ago, the Board established the Nuclear Committee as a standing committee to provide non-management oversight and review of the Company’s nuclear business activities, including industry-wide nuclear safety concerns, regulatory issues, and the safety conditions of specific nuclear plants. The Nuclear Committee also reviews industry-wide issues relating to regulation, nuclear waste disposal, radiation health concerns, and advances in nuclear power and research. The Nuclear Committee and Company management receive detailed and ongoing briefings regarding each plant’s power history, performance indicators, efforts to improve safe operations, and oversight of spent fuel management processes. The performance indicators and reactor oversight process include criteria created by the Institute of Nuclear Power Operations and the NRC that seek to impose standard, objective criteria for measuring the operational and safety performance of the United States’ nuclear fleet.

The proposal and its supporting materials do not accurately reflect the substantial, ongoing analyses described above that have been conducted by the NRC and the Company to address nuclear plant risks and potential safety improvements. The Board is of the view that under its oversight and subject to the NRC regulatory regime described above, the Company’s management, scientists and engineers should determine the most appropriate means, whether Company-wide or on a plant-by-plant basis, for safely managing spent fuel. The Company engages these experts for the purpose of applying their professional judgment in assuring compliance with all regulatory requirements, conducting sophisticated risk assessments, and engineering safe methods for each aspect of plant operations, including spent fuel storage. The proposal, in contrast, seeks to pre-determine a specific course of action with respect to this important aspect of the Company’s operations without regard to the judgment of the Company’s experts. Moreover, decisions about plant operations are subject to complex scientific and engineering principles and are made within a technical regulatory framework governed by the NRC, which provides additional assurance that spent nuclear fuel is handled appropriately and with due regard to public health and safety. The scientific, engineering and regulatory standards related to nuclear plant operations are constantly evolving, as is the underlying nuclear energy technology, which provides further reason for the Company to remain flexible in its approach and continue to look to its management, scientists and engineers, subject to Board oversight through the Nuclear Committee, to determine the best way to manage the Company’s spent nuclear fuel.

The Board of Directors unanimously recommends that the shareholders vote AGAINST this proposal.

OTHER INFORMATION

Shareholder Proposals for 2014 Meeting

For a shareholder proposal to be included in the Proxy Statement for our 2014 annual meeting, the proposal must be received by the Company at its principal offices no later than November 27, 2013. Also, under our Bylaws, shareholders must give advance notice of nominations for director or other business to be addressed at the meeting not later than the close of business on March 4, 2014 and not earlier than February 7, 2014.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC, will be sent to any shareholder without charge upon written request addressed to:

Entergy Corporation

Investor Relations

P. O. Box 61000

New Orleans, Louisiana 70161

You may also obtain our Annual Report on Form 10-K over the Internet at the SEC’s web site, www.sec.gov.

By order of the Board of Directors,

Leo P. Denault

Chairman of the Board and Chief Executive Officer

Dated: March 27, 2013

Appendix A

Entergy Consolidated Earnings Per Share and Operating Cash Flow

Reconciliation of GAAP to Non-GAAP Measures

For the year ended Dec. 31, 2012

		Earnings Per Share	Operating Cash Flow
		(Per share in U.S. $)	(U.S. $ in millions)
As-reported	(a)	4.76	2,940
Less Exclusions
Transmission spin-merge expenses		(0.21)	(37)
Vermont Yankee asset impairment net of certain reduced expenses resulting from Vermont Yankee impairment[1]		(1.04)	-
Hurricane Isaac effect		(0.02)	(98)

Total Exclusions	(b)	(1.27)	(135)

Adjusted	(a) – (b)	6.03	3,075

[1]

Including the effect in non-fuel operation and maintenance expense from the accrual in 2012 for damages awarded in litigation related to the Department of Energy’s failure to provide timely spent fuel storage at Vermont Yankee

A-1

 ENTERGY CORPORATION

 639 LOYOLA AVENUE

 NEW ORLEANS, LA  70113

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ENTERGY CORPORATION

    The Board of Directors recommends
that you vote FOR all of the nominees:

1.

Election of Directors

For

Against

Abstain

1a.

M.S. Bateman

☐

☐

☐

1b.

L.P. Denault

☐

☐

☐

1c.

G. W. Edwards

☐

☐

☐

1d.

A. M. Herman

☐

☐

☐

1e.

D. C. Hintz

☐

☐

☐

1f.

S. L. Levenick

☐

☐

☐

1g.

B. L. Lincoln

☐

☐

☐

1h.

S. C. Myers

☐

☐

☐

1i.

W. J. Tauzin

☐

☐

☐

1j.

S. V. Wilkinson

☐

☐

☐

    The Board recommends that
you vote FOR the following proposals:

For

Against

Abstain

2.

       Ratification of
  Appointment
      of Deloitte & Touche LLP as Independent Registered Public Accountants
for 2013.

☐

☐

☐

3.

       Advisory Vote to Approve
Named Executive Officer Compensation.

☐

☐

☐

    The Board recommends that
you vote AGAINST the following proposals:

For

Against

Abstain

4.

       Shareholder Proposal
Regarding Lobbying Disclosure.

☐

☐

☐

5.

       Shareholder Proposal
Regarding Nuclear Fuel.

☐

☐

☐

NOTE: Such other
business as may properly
come before the meeting or any adjournment thereof.

Please sign exactly as
your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

       Signature [PLEASE SIGN
WITHIN BOX]

Date

    Signature
(Joint Owners)

Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

 To Be Held on May
 3, 2013:

 The Proxy Statement and our 2012 Annual Report to Shareholders are available at http://www.entergy.com/investor_relations/2012_publications.aspx

M56408-P34905

ENTERGY CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF

DIRECTORS FOR THE 2013 ANNUAL MEETING OF

SHAREHOLDERS, MAY
 3, 2013

The undersigned hereby appoints
 Leo P. Denault, Gary W. Edwards and Alexis M. Herman, jointly and severally, as attorneys and proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote on behalf of the undersigned all of the shares of Common Stock of Entergy Corporation that the undersigned is entitled in any capacity to vote if personally present at the 2013 Annual Meeting of Shareholders to be held on May
 3, 2013, and at any adjournments or postponements thereof, in accordance with the instructions set forth on the reverse and with the same effect as though the undersigned were present in person and voting their shares.  The proxies are authorized in their discretion to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, upon all matters incident to the conduct of the meeting, and upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side